    As filed with the Securities and Exchange Commission on April 14, 1998

                                                          File No.  333-2093

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM S-1


                     Post-Effective Amendment No. 2 to the

                          Registration Statement Under
                           the Securities Act of 1933

                      VALLEY FORGE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

      Pennsylvania                                6312                         23-6200031
      ------------                               ------                        ----------
(State or other jurisdiction                (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)            Classification Code Number)   Identification No.)



                              CNA Plaza, 43 South
                            Chicago, Illinois  60685
                                 (312) 822-4921
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

Corporate Secretary                                                                      Copy to:
Continental Assurance Company                                               Stephen E. Roth, Esq.
CNA Plaza, 43 South                                           Sutherland, Asbill & Brennan, L.L.P.
Chicago, Illinois  60685                                           1275 Pennsylvania Avenue, N.W.
(312) 822-5158                                                         Washington, DC  20004-2404
(Name, address, including zip code, and telephone number,
including area code, of agent for service)



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

PROSPECTUS

                  SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED
                                ANNUITY CONTRACT
                                   ISSUED BY
                      VALLEY FORGE LIFE INSURANCE COMPANY

     This prospectus describes individual and group single premium deferred modified guaranteed annuity contracts and individual certificates issued thereunder (referred to as the "Contract") issued by Valley Forge Life Insurance Company ("VFL" or the "Company"). The Contract may be sold to or used in connection with retirement plans, including plans that qualify for special federal income tax treatment under the Internal Revenue Code.

     The Owner of a Contract may allocate the Net Single Premium and Accumulation Value to one or more Accounts available under the Contract. Accounts include Interest Accounts, which provide Account Values based on the crediting of specified Guaranteed Interest Rates; and may include Indexed Accounts, which provide Account Values based on the crediting of interest rates that in part reflect certain changes in a market index ("Index") specified in the Contract (currently, The Standard and Poor's 500 Composite Stock Price Index (the "S&P 500"(R))).


     Accumulation Value will vary as a function of interest credited to the Accounts. The Company guarantees minimum Account Values for amounts maintained in the Accounts until the expiration of the applicable Guarantee Period. Account Values surrendered, withdrawn, transferred or applied to an Annuity Payment Option prior to that time are subject to a Market Value Adjustment, the operation of which may result in upward or downward adjustments in values.



     This prospectus sets forth the information regarding the Contract and the Accounts that a prospective investor should know before purchasing a Contract. The Securities and Exchange Commission (the "SEC") maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The website address is http://www.sec.gov.


     PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

     AN INVESTMENT IN A CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE RISK OF LOSS OF PURCHASE PAYMENTS (PRINCIPAL).

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  MAY 1, 1998

                               TABLE OF CONTENTS


DEFINITIONS.................................................
SUMMARY.....................................................
  General Description.......................................
  Purchasing a Contract.....................................
  Canceling the Contract....................................
  Transfers.................................................
  Withdrawals...............................................
  Surrenders................................................
  Charges...................................................
  Diagram of the Contract...................................
THE COMPANY AND THE ACCOUNTS................................
  The Company and the Separate Accounts.....................
  Interest Accounts, Indexed Accounts and Guarantee Periods
     under the Contract.....................................
  Market Value Adjustments..................................
DESCRIPTION OF THE CONTRACT.................................
  Purchasing a Contract.....................................
  Canceling the Contract....................................
  Crediting and Allocating Net Single Premium...............
  Transfers.................................................
  Withdrawals...............................................
  Surrenders................................................
  Death Benefits............................................
  Reference Value...........................................
  Payments by the Company...................................
  Telephone Transfer Privileges.............................
CONTRACT CHARGES AND FEES...................................
  Surrender Charge (Contingent Deferred Sales Charge).......
  Premium Tax Charge........................................
  Rider Cost................................................
SELECTING AN ANNUITY PAYMENT OPTION.........................
  Annuity Date..............................................
  Annuity Payment Dates.....................................
  Election and Changes of Annuity Payment Options...........
  Annuity Payments..........................................
  Annuity Payment Options...................................
ADDITIONAL CONTRACT INFORMATION.............................
  Ownership.................................................
  Changing the Owner or Beneficiary.........................
  Misstatement of Age or Sex................................
  Change of Contract Terms..................................
  Reports to Owners.........................................
  Miscellaneous.............................................
FEDERAL TAX CONSIDERATIONS..................................
  Introduction..............................................
  Tax Status of the Contract................................
  Taxation of Annuities.....................................
  Transfers, Assignments or Exchanges of a Contract.........
  Withholding...............................................
  Multiple Contracts........................................

  Taxation of Qualified Plans..............................................................................
  Other Tax Consequences...................................................................................
OTHER INFORMATION..........................................................................................
  Distribution of the Contracts............................................................................
  Administrative Services..................................................................................
  Legal Proceedings........................................................................................
  Legal Matters............................................................................................
  Experts..................................................................................................
ADDITIONAL INFORMATION ABOUT VALLEY FORGE LIFE INSURANCE COMPANY...........................................
  History and Business.....................................................................................
  Selected Financial Data..................................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................
  Results of Operations....................................................................................
  Financial Condition......................................................................................
  Investments..............................................................................................
  Risks and Uncertainties..................................................................................
  Liquidity and Capital Resources..........................................................................
  Accounting Standards.....................................................................................
  Forward Looking Statements...............................................................................
ADDITIONAL INFORMATION.....................................................................................
INDEPENDENT AUDITORS' REPORT...............................................................................
FINANCIAL STATEMENTS OF VALLEY FORGE LIFE INSURANCE COMPANY................................................
APPENDIX A.................................................................................................
APPENDIX B.................................................................................................
APPENDIX C.................................................................................................


     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

                                  DEFINITIONS

     ACCOUNT: An Interest Account or an Indexed Account available under the Contract.

     ACCOUNT VALUE: An amount on which the Company credits a specified and guaranteed rate of interest (Interest Account Value), or for which the Company credits interest based on a formula that takes into account certain changes in a market index specified in the Contract (Indexed Account Value).

     ACCUMULATION VALUE: Accumulation Value is the total amount invested under the Contract (the sum of Interest Account Values and Indexed Account Values).

     ADJUSTED ACCUMULATION VALUE: The Accumulation Value, plus or minus any applicable Market Value Adjustment, less any Premium Tax Charges due and not previously deducted.

     AGE: The age of any person on the birthday nearest the date for which Age is determined.

     ANNUITANT: The person (or persons) whose life (or lives) determines the Annuity Payments payable under the Contract and whose death determines the death benefit. With regard to joint and survivorship Annuity Payment Options, the maximum number of joint Annuitants is two, and provisions referring to the death of an Annuitant mean the death of the last surviving Annuitant. Provisions relating to an action by the Annuitant mean, in the case of joint Annuitants, both Annuitants acting jointly.

     ANNUITY DATE: The date on which the Annuity Value will be applied to purchase an Annuity.

     ANNUITY PAYMENT: One of several periodic payments made by the Company to the Payee under an Annuity Payment Option.


     ANNUITY PAYMENT DATE: The date each month, quarter, semi-annual period or year as of which the Company makes Annuity Payments.


     ANNUITY PAYMENT OPTION: The form of Annuity Payments selected by the Owner under the Contract.

     ANNUITY VALUE: At any time on or before the fifth Contract Anniversary, the Annuity Value equals the Surrender Value. At any time after the fifth Contract Anniversary up to and including the Annuity Date, the Annuity Value equals the greater of the Adjusted Accumulation Value and the Adjusted Reference Value.

     AVERAGING PERIOD: A period of time at the end of each Contract Year over which values of the Index are averaged before calculation of any Index Increase.

     BENEFICIARY: The person(s) to whom the death benefit will be paid on the death of the Owner or Annuitant.

     BUSINESS DAY: A day on which the New York Stock Exchange is open for trading and the Company is open for business.

     CANCELLATION PERIOD: The ten day period (or longer, if required by state law), during which the Owner may return the Contract for a refund of the Adjusted Accumulation Value (or in certain states, the Single Premium).

     THE CODE: The Internal Revenue Code of 1986, as amended.

     THE COMPANY OR VFL: Valley Forge Life Insurance Company.

     CAP: The maximum percentage per year by which Account Value in an Indexed Account may be increased. The Company will declare the Cap for an Indexed Account at each Reset Date. The Cap will not change during a Guarantee Period.

     CONTINGENT ANNUITANT: The person who becomes the Annuitant in the event that the Annuitant dies before the Annuity Date while the Owner is still alive.

     CONTINGENT BENEFICIARY: The person(s) to whom a death benefit will be paid if the Beneficiary (or Beneficiaries) is not living.

     CONTRACT: The individual contract, or group contract and individual certificate issued thereunder, together with any riders or endorsements and the application.

     CONTRACT ANNIVERSARY: The same date in each Contract Year as the Investment Start Date.

     CONTRACT YEAR: A twelve-month period beginning on the Investment Start Date or on a Contract Anniversary.

     EXCHANGE: The New York Stock Exchange.

     FLOOR: The minimum percentage per year by which Account Value in an Indexed Account may be increased. The Floor will never be less than 0%. The Company will declare the Floor for an Indexed Account at each Reset Date. The Floor will not change during a Guarantee Period.

     GUARANTEE PERIOD: A specific number of years for which the Company agrees to credit a specified Guaranteed Interest Rate to an Interest Account, or to apply a specified Index Participation Rate, Cap, Floor and specified Averaging Period to an Indexed Account.

     GUARANTEED INTEREST RATE: An effective annual rate of interest that the Company credits to an Interest Account. The applicable Guaranteed Interest Rate will not change during a Guarantee Period.

     HOME OFFICE: The Company's office at 401 Penn Street, Reading, PA 19601.


     INDEX: Currently, The Standard and Poor's 500 Composite Stock Price Index(R) In the future, Indexed Accounts that credit interest based on other Indexes may be made available at the Company's sole discretion.


     INDEXED ACCOUNT: An account for which the Company credits interest based on a formula that takes into account certain changes in an Index.

     INDEXED ACCOUNT VALUE: Account Value allocated to Indexed Accounts.

     INDEX PARTICIPATION RATE: A percentage used to calculate the Index Increase for an Indexed Account. The Index Participation Rate will not change during a Guarantee Period.

     INTEREST ACCOUNT: An account to which the Company credits a specified and guaranteed rate of interest.

     INTEREST ACCOUNT VALUE: Account Value allocated to Interest Accounts.

     INVESTMENT START DATE: The Investment Start Date is shown in the Contract. It is used to determine Contract Years and Contract Anniversaries.

     ISSUE DATE: The date on which the Company issues the Contract.


     MARKET VALUE ADJUSTMENT: A positive or negative adjustment made to any portion of Account Value upon the surrender, withdrawal, transfer or application to an Annuity Payment Option of such portion of the Account Value.


     NET ALLOCATION: The amount allocated to an Account at its most recent Reset Date, less withdrawals and transfers from the Account since then (including any surrender charges or Market Value Adjustments).

     NET SINGLE PREMIUM: The Single Premium less any Premium Tax Charge deducted from it.

     NON-QUALIFIED CONTRACT: A Contract that is not a "qualified contract."

     OWNER: The person who owns or persons who own the Contract and who is or are entitled to exercise all rights and privileges provided in the Contract. The maximum number of joint Owners is two. Provisions relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly. In the context of a Contract issued on a group basis, an Owner refers to the participant under a group Contract.

     PAYEE: The person entitled to receive Annuity Payments under the Contract.


     PREMIUM TAX CHARGE: A charge for state premium taxes deducted either from the Single Premium or from the Accumulation Value prior to surrender, annuitization or death of the Owner or Annuitant.

     QUALIFIED CONTRACT: A Contract that is issued in connection with a retirement plan that qualifies for special federal income tax treatment under Sections 401(a), 408, 408A or 457 of the Code.


     REFERENCE VALUE: A minimum guaranteed value used to calculate benefits under the Contract.

     RESET DATES: The date that an amount is first allocated to an Account is the first Reset Date for that Account. The next Reset Date for that Account is the first day of the next Guarantee Period applicable to that Account.

     SEC: The United States Securities and Exchange Commission.

     SEPARATE ACCOUNTS: The Valley Forge Life Insurance Company Indexed Separate Account and the Valley Forge Life Insurance Company MVA Guaranteed Interest Separate Account.


     SERVICE CENTER: The offices of the Company's administrative department, P.O. Box 305139, Nashville, Tennessee 37230-5139 (1-800-262-1755).


     SINGLE PREMIUM: The payment made by an Owner to purchase the Contract.

     SURRENDER VALUE: The greater of: (i) the Adjusted Accumulation Value less any applicable surrender charges; or (ii) the Adjusted Reference Value.

     WINDOW PERIOD: The last thirty calendar days of a Guarantee Period.

     WRITTEN NOTICE: A notice or request submitted in writing in a form satisfactory to the Company that is signed by the Owner and received at the Service Center.

                                    SUMMARY

     This prospectus has been designed to provide prospective Owners with the information necessary to decide whether or not to purchase a Contract. This summary provides a concise description of the more significant aspects of the Contract. Further detail is provided in this prospectus and in the Contract. For additional information, contact the Service Center.

     In some jurisdictions, the Contract is issued directly to individuals. In other jurisdictions, the Contract is only available as a group contract. Group contracts are issued to or on behalf of groups, such as employers for their employees. Individuals who are part of groups for which a Contract is issued receive a certificate that recites substantially all of the provisions of the group contract. Throughout this prospectus, the term "Contract" refers both to individual contracts and to group contracts and individual certificates issued thereunder.

GENERAL DESCRIPTION


     The Contract is a single premium deferred annuity, providing annuitization, surrender and death benefits. The amount of these benefits is determined largely by the Accumulation Value under the Contract. Accumulation Value is the sum of Account Values. Account Values may be based either on accumulation at a stated, guaranteed rate of interest (Interest Accounts) or on a stated, guaranteed percentage of increases (if any) in the Index, subject to certain limits (Indexed Accounts). Multiple Guarantee Periods are available, and the Owner can allocate the Net Single Premium among the Account types and Guarantee Periods offered by the Company at the time of allocation.


     If an Account is maintained for the duration of the applicable Guarantee Period, the Owner's principal allocated to that Account is guaranteed in full by the Company. However, withdrawals and surrenders from an Account before the end of its Guarantee Period are subject to a Market Value Adjustment, which may be positive or negative, and to a surrender charge. BECAUSE THE CONTRACT PROVIDES ONLY LIMITED LIQUIDITY DURING A GUARANTEE PERIOD, IT IS NOT SUITABLE FOR SHORT-TERM INVESTMENT.

     From the Issue Date to the Investment Start Date, the Company will hold the Net Single Premium and credit it with daily interest equivalent to an annual rate of at least 3%. On the Investment Start Date, the Company will allocate the Net Single Premium (together with interest) to the Accounts selected by the Owner based on the Owner's allocation percentages. An Owner may allocate all or a portion of the Net Single Premium or transfer Account Values, within limits, among several Accounts.

     The Contract offers Interest Accounts, under which an Owner may allocate all or a portion of Net Single Premium and transfer Account Values among Guarantee Periods selected by the Owner. In general, if amounts allocated to an Interest Account remain in a Guarantee Period until its expiration date, its value will be equal to the amount originally allocated, multiplied on an annually compounded basis by the applicable Guaranteed Interest Rate.

     Subject to state availability, the Contract may also offer Indexed Accounts, under which an Owner may allocate all or a portion of the Net Single Premium and transfer Account Values among Guarantee Periods selected by the Owner. In general, if amounts allocated to an Indexed Account remain in a Guarantee Period until its expiration date, its value will be equal to the amount originally allocated plus interest that reflects in part certain positive changes, if any, in the S&P 500(R)(1) (Index Increases). The S&P 500(R) can, of course, increase or decrease daily; however, Indexed Account Value will remain constant during a Contract Year.

---------------

1 The Contract is not sponsored, endorsed, sold or promoted by Standard &
  Poor's, a division of the McGraw-Hill Companies, Inc. (S&P). S&P makes no representation or warrant, express or implied, to the owners of the Contract or any member of the public regarding the advisability of investing in securities generally or in the Contract particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of the S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Company or the Contract. S&P has no obligation to take the needs of the Company or the owners of the Contract into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Contract or the timing of the issuance or sale of the product or in the determination or calculation of the equation by which the Contract is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Contract.

     Index Increases (if any) are determined and credited to Indexed Account Value at the end of each Contract Year during a Guarantee Period.

     The investment risk and return characteristics for an Interest Account are similar to those of a zero coupon bond or certificate of deposit; an Interest Account, if maintained until its "maturity," or expiration, provides a fixed rate of return over a stated period. Principal and credited interest are guaranteed by the Company and are available without surrender charge or Market Value Adjustment during the 30-day Window Period at the end of each Guarantee Period. If Interest Account Value is withdrawn prematurely, or before the Window Period at the end of the applicable Guarantee Period, then the effect of the surrender charge and Market Value Adjustment may result in a loss of principal.

     The investment risk and return characteristics for an Indexed Account are expected to fall in between those typical of fixed annuities and those typical of equity mutual funds or variable annuities. A fixed annuity guarantees principal, and does not provide for direct participation in equity or other markets. A variable annuity does not guarantee principal, and provides for 100% participation in equity or other markets. Long-term returns under the Contract may be higher than those offered by a typical fixed annuity, but year-to-year growth under the Contract will be more volatile than under a fixed annuity as the Index fluctuates. The principal guarantee under the Contract may make an Indexed Account more suitable than direct equity investment for risk-averse Owners. However, expected long-term returns of Indexed Accounts will be lower than those for equity mutual funds or variable annuities.


     Any surrender, withdrawal, transfer or annuitization made prior to the expiration date of the Guarantee Period will be subject to a Market Value Adjustment that may increase or decrease the Account Value (or portion thereof) being surrendered, withdrawn, transferred or annuitized. Depending on the size of the Market Value Adjustment, such an adjustment may reduce the Account Value (or portion thereof) to less than the Net Single Premium allocated to or Account Value transferred to a Guarantee Period. (See "THE COMPANY AND THE ACCOUNTS--Market Value Adjustment.")



     The Surrender Value may increase or decrease. OWNERS BEAR THE INVESTMENT RISK FOR AMOUNTS SURRENDERED, WITHDRAWN, TRANSFERRED OR APPLIED TO AN ANNUITY PAYMENT OPTION OUTSIDE OF AN APPLICABLE WINDOW PERIOD. Surrender Value, Annuity Value and Death Benefits are subject to certain minimums based on the Reference Value or Adjusted Reference Value of the Contract. (See "THE COMPANY AND THE ACCOUNTS--Reference Value.")


     The Contract also offers a choice of Annuity Payment Options to which Owners may apply the Annuity Value as of the Annuity Date. The Annuity Date, once established by the Owner, may not be changed. Beneficiaries may also apply the Death Benefit to certain Annuity Payment Options.

PURCHASING A CONTRACT

     The Contract permits the payment of a Single Premium. The minimum Single Premium for a Contract is $5,000. The Company reserves the right to reject any Contract application. On the Investment Start Date, the Net Single Premium is allocated to one or more Accounts specified on the application. The Investment Start Date will be the first or 15th calendar day of the month (whichever comes first) that next follows the Company's receipt of the Single Premium (or, if that day is not a Business Day, the next Business Day thereafter). (The Company reserves the right to specify different Investment Start Dates under Contracts issued in the future.)

CANCELING THE CONTRACT

     At any time during the Cancellation Period, an Owner may cancel the Contract and receive a refund of the Adjusted Accumulation Value (or, for some states, the Single Premium). The Cancellation Period is a ten day period of time beginning when the Contract is received by an Owner. Some states may require that the Company provide a longer Cancellation Period. (See "DESCRIPTION OF THE CONTRACT--Canceling the Contract.")

TRANSFERS

     On any Contract Anniversary, an Owner may transfer all or part of Interest Account Value or Indexed Account Value to other Accounts then available. Transfers are subject to certain restrictions, and transfers from an Indexed Account are subject to additional limitations. A Market Value Adjustment will apply unless Account Value is transferred during the applicable Window Period. (See "DESCRIPTION OF THE CONTRACT--Transfers.")

WITHDRAWALS

     Upon Written Notice prior to the Annuity Date, an Owner may, subject to certain restrictions, withdraw part of the Surrender Value. (See "THE COMPANY AND THE ACCOUNTS--Market Value Adjustment.") Withdrawals of Surrender Value may reflect a positive or negative Market Value Adjustment. In addition, a surrender charge and any Premium Tax Charge may apply. (See "DESCRIPTION OF THE CONTRACT--Withdrawals" and "CONTRACT FEES AND CHARGES--Surrender Charge.") Currently, there is no limit on the number of withdrawals that may be taken during a Contract Year. After the first Contract Year, an Owner may withdraw an amount up to the Free Withdrawal Amount as of the preceding Contract Anniversary (10% of the amounts allocated to each of the Accounts as of their most recent Reset Dates) without imposition of a surrender charge, although the Free Withdrawal Amount will be subject to a Market Value Adjustment. The amount of any withdrawal (in excess of the Free Withdrawal Amount) during a Contract Year is subject to a surrender charge, unless taken during a Window Period. Withdrawals are subject to tax and may also be subject to a 10% penalty tax. (See "FEDERAL TAX CONSIDERATIONS.")

SURRENDERS

     Upon Written Notice prior to the Annuity Date, an Owner may surrender the Contract and receive its Surrender Value. An Owner may elect to have the Surrender Value paid in a single sum or under an Annuity Payment Option. (See "DESCRIPTION OF THE CONTRACT--Surrenders" and "CONTRACT FEES AND CHARGES--Surrender Charge.") Surrenders are subject to tax and may also be subject to a 10% penalty tax. (See "FEDERAL TAX CONSIDERATIONS.")

CHARGES

     The following charges are assessed under the Contract:

     SURRENDER CHARGE. No sales charge is deducted from the Single Premium at the time that it is paid. However, a surrender charge is deducted upon any withdrawal or surrender prior to the Annuity Date that is outside of a Window Period. The surrender charge is generally equal to a percentage of the Net Allocation for an Account. The surrender charge percentage varies depending upon the type of Account and the duration of the Guarantee Period applicable to the Account, but will not exceed a maximum of 8% during each Contract Year. During each of the ten Contract Years preceding the Annuity Date, the surrender charge percentage declines in ten equal increments on each Contract Anniversary to zero on the Annuity Date. No surrender charge applies to Account Value in excess of the Net Allocation. In addition, after the first Contract Year, the surrender charge does not apply to the Free Withdrawal Amount as of the preceding Contract Anniversary.

     The Surrender Charge, along with the Market Value Adjustment, could result in an Owner receiving less than the Net Single Premium amount upon surrender. The Owner will not, however, receive less than the Contract's Adjusted Reference Value upon surrender. Adjusted Reference Value is equal to 90% of the Single Premium, adjusted for certain interest credits and previous withdrawals and surrenders. (See "THE COMPANY AND THE ACCOUNTS--Reference Value" and "DESCRIPTION OF THE CONTRACT--Surrenders.")

     RIDER COST. The Contract's Reference Value will reflect charges for any riders or endorsements, including (if allocations have been made to Indexed Accounts) an annual charge of 0.85% of the value of the Indexed Account(s) with a five year Guarantee Period and 1.50% of the value of the Indexed Account(s) with a seven year Guarantee Period. (See "THE COMPANY AND THE ACCOUNTS--Reference Value.")

     PREMIUM TAX CHARGE. Certain states and municipalities impose a tax on the Company in connection with the receipt of annuity considerations. This tax can range generally from 0% to 3.5% of such considerations and generally varies based on the Annuitant's state of residence. The charge is deducted either from the Single Premium or from Accumulation Value upon surrender, annuitization, or death of the Owner or Annuitant. (See "CONTRACT CHARGES AND FEES.")

DIAGRAM OF THE CONTRACT

     Set forth below is a diagram showing the relationship between the Net Single Premium, Accumulation Value, Surrender Value, Annuity Value and Death Benefits.

                                      LOGO

                          THE COMPANY AND THE ACCOUNTS

THE COMPANY AND THE SEPARATE ACCOUNTS


     The Company is a life insurance company organized under the laws of the Commonwealth of Pennsylvania in 1956 and is authorized to transact business in the District of Columbia, Puerto Rico, Guam, and all states except New York. The Company's home office is located at 401 Penn St., Reading, Pennsylvania 19601, and its executive office is located at CNA Plaza, Chicago, Illinois 60685. The Company is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"), a life insurance company which, as of December 31, 1997, had assets of approximately $14.7 billion. See "ADDITIONAL INFORMATION ABOUT VALLEY FORGE LIFE INSURANCE COMPANY" for more detail regarding the Company.

     The Company has established two separate accounts in connection with the Contracts (the Separate Accounts)--the Valley Forge Life Insurance Company MVA Guaranteed Interest Separate Account and the Valley Forge Life Insurance Company Indexed Separate Account. The Separate Accounts are subject to the laws of Pennsylvania.

     The VFL Indexed Separate Account was established by the Company with respect to, and is used to support the benefits attributable to, the Indexed Accounts. The VFL MVA Guaranteed Interest Separate Account was established by the Company with respect to, and is used by the Company to support the benefits attributable to, the Interest Accounts. Although the Company owns the assets of the Separate Accounts, the assets of each Separate Account are held separately from the Company's other assets and are not part of the Company's general account. Pennsylvania insurance law provides that the portion of the assets of each Separate Account equal to its reserves and other liabilities are not chargeable with liabilities that arise from any other business that the Company conducts. The Company has the right to transfer to its general account any assets of a Separate Account that are in excess of its reserves and other liabilities.

     As part of its overall investment strategy, the Company intends to maintain assets in the VFL MVA Guaranteed Interest Separate Account, and in the VFL Indexed Separate Account, that reflect its obligations to Owners that have made allocations to Interest Accounts and Indexed Accounts, respectively. Accordingly, it is anticipated that assets of the VFL MVA Guaranteed Interest Separate Account will likely consist of fixed income investments, and that assets of the VFL Indexed Separate Account will likely consist of fixed income investments, as well as call options or other hedging instruments that relate to movements in the Index.

     The Contracts have been registered under the Securities Act of 1933, but neither of the Separate Accounts nor the Company's general account has been registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Accordingly, neither of the Separate Accounts nor the general account, nor any interests therein, are generally subject to regulation under the 1940 Act.


INTEREST ACCOUNTS, INDEXED ACCOUNTS AND GUARANTEE PERIODS UNDER THE CONTRACT


     The Net Single Premium may be allocated to, and transfers of Account Value may be made to, the Accounts.

     From the Issue Date to the Investment Start Date, the Company will hold the Net Single Premium and credit it with daily interest equivalent to an annual rate of at least 3%. On the Investment Start Date, the Company will allocate the Net Single Premium (together with interest) to the Accounts selected by the Owner based on the Owner's allocation percentages.

     The assets in the VFL MVA Guaranteed Interest Separate Account and the VFL Indexed Separate Account are used to support the benefits under the Interest Accounts and the Indexed Accounts, respectively, of the Contract. Under Pennsylvania insurance law, the Company is required to maintain assets in each Separate Account at least equal to its reserves and other contract liabilities. In the unlikely event of liquidation of the Company, if the Company cannot satisfy all of its insurance obligations, (i) Owners with Interest Account Value will have a priority claim against assets of the VFL MVA Guaranteed Interest Separate Account equal to its liabilities, and a claim against the Company's general account for any remaining Company liabilities; and (ii) Owners with Indexed Account Value will have a priority claim against assets of the VFL Indexed Separate Account equal to its liabilities, and a claim against the Company's general account for any remaining Company liabilities. Thus, the Separate Accounts represent pools of assets that provide an additional measure of assurance that Owners will receive full payment of benefits under the Contracts.

     INTEREST ACCOUNTS. Through the Interest Accounts, the Company offers specified effective annual rates of interest (Guaranteed Interest Rates) that are determined as of the Issue Date or Reset Date, as applicable, credited daily as of the Investment Start Date or Reset Date, as applicable, and are available for specified periods of time selected by the Owner (Guarantee Periods). The Company may make available Guarantee Periods of from one year to ten years in duration. As of the date of this Prospectus, Guarantee Periods of one, three, five, seven and ten years are available for Interest Accounts.

     Although the Guaranteed Interest Rate may differ among Guarantee Periods, it will never be less than 3%.

     Interest Accounts provide values and benefits based upon the Net Single Premium and Account Values allocated thereto, the Guaranteed Interest Rate credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Contract. Owners allocating the Net Single Premium and/or Account Value to Interest Accounts do not participate in the investment performance of assets of the VFL MVA Guaranteed Interest Separate Account, and this performance does not determine the Interest Account Value or benefits relating thereto.

     INDEXED ACCOUNTS. If approved in the Owner's state, one or more Indexed Accounts may be available under the Contract. The Net Single Premium may be allocated to, and transfers of Account Value may be made to, Indexed Accounts.


     Through the Indexed Accounts, the Company offers interest in accordance with a formula that reflects in part changes in the S&P 500(R)(2) The formula is based on a set of factors (the Index Participation Rate, Cap and Floor) that are available for the Guarantee Period(s) selected by the Owner. As of the date of this Prospectus, the Company offers five year and seven year Guarantee Periods for Indexed Accounts. The rate at which the value of an Indexed Account grows depends on certain changes in the Index on which it is based, as well as its Cap, Floor, Index Participation Rates and specified Averaging Period. The Index Participation Rate, Cap, Floor and specified Averaging Period may vary among Guarantee Periods, and the Company reserves the right to establish new Index Participation Rates, Caps and Floors on any Reset Date.


     Indexed Accounts provide values and benefits based upon the Net Single Premium and Account Values allocated thereto, the Index Increases (if any) credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Contract. Indexed Account Value will reflect an annual Index Increase, calculated as described below, if the Index increases during a Contract Year. Indexed Account Value is not determined by, and does not reflect, the investment performance of the VFL Indexed Separate Account, and does not correspond directly to increases or decreases in the Index.


     INDEX INCREASES. The Company will calculate the Index Increase, if any, for an Indexed Account at each Contract Anniversary. The Index Increase equals the Indexed Account Value multiplied by the Index Increase Percentage Factor. If the Index Increase is greater than zero, the Company will increase the Indexed Account Value by the Index Increase on the Contract Anniversary. In between Contract Anniversaries, Indexed Account Value will remain constant (unless a Death Benefit becomes payable); amounts surrendered, withdrawn, transferred or applied to an Annuity Payment Option may, however, be subject to a Surrender Charge and/or a Market Value Adjustment. (See "DESCRIPTION OF THE CONTRACT--Death Benefit" and "CONTRACT CHARGES AND FEES--Surrender Charge" and "THE COMPANY AND THE ACCOUNTS--Market Value Adjustment.")


     The Index Increase Percentage Factor will not be less than the Floor or more than the Cap declared at the previous Reset Date. Within those bounds, the Index Increase Percentage Factor equals (a) multiplied by (b) where:

          (a) is the Average Index Increase Percentage for the Indexed Account at the Contract Anniversary,

and

          (b) is the Index Participation Rate for the Indexed Account declared at the previous Reset Date.

---------------


2 S&P does not guarantee the accuracy and/or the completeness of the S&P Index or any data included therein and S&P shall have no liability for any errors, omissions or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by licensee, owners of the product or any other person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

     AVERAGE INDEX INCREASE PERCENTAGE. The Average Index Increase Percentage for an Indexed Account on any Contract Anniversary within a Guarantee Period equals:

                                   (B) - (A)
                                   ---------
                                      (A)

          where

          (a) is the value of the Index on the previous Contract Anniversary;
     and

          (b) is the arithmetic average of the values of the Index on each day that the Exchange is open for business during the specified Averaging Period ending on the Contract Anniversary.

     Currently, an Owner may choose from between two specified Averaging
Periods: 90 days or 365 days. The specified Averaging Period is selected by the Owner for each Indexed Account (i) in the Application, at the time a Contract is purchased; and (ii) thirty days prior to the Reset Date for an Account, on a form provided by the Company, if on the Reset Date Account Value will be allocated to an Indexed Account. Once a specified Averaging Period is selected for an Indexed Account, it cannot be changed until the next Reset Date.

     GUARANTEE PERIODS. An Initial Guarantee Period begins on the date as of which the Net Single Premium is allocated to, or an amount of Account Value is transferred to, an Account. It ends when the number of years in the Guarantee Period elected has elapsed. The last day of the Guarantee Period is the expiration date for that Guarantee Period. A subsequent Guarantee Period begins on the first day following the expiration date of a previous Guarantee Period (the Reset Date).


     Allocations of the Net Single Premium and transfers of Account Value to the Accounts will have different applicable Guaranteed Interest Rates (for Interest Accounts), or Index Participation Rates, Caps, Floors and specified Averaging Period (for Indexed Accounts), depending on the timing of such allocations or transfers and the specified Averaging Period selected by the Owner. However, once the allocation or transfer is made, the applicable Guaranteed Interest Rate or Index Participation Rate, Cap, Floor and specified Averaging Period do not change during the selected Guarantee Period.



     If the allocated or transferred amount remains in the Account until the end of the applicable Guarantee Period, at that time its value will be equal to the amount originally allocated or transferred to the Account, either (i) multiplied on an annually compounded basis by its Guaranteed Interest Rate (Interest Accounts), or (ii) plus Index Increases, if any (Indexed Accounts). If Account Value is surrendered, withdrawn, transferred or applied to an Annuity Payment Option prior to the expiration date of the applicable Guarantee Period, the Account Value is subject to a Market Value Adjustment, which may result in the payment of an amount less than the amount originally allocated or transferred to that Account. (See "THE COMPANY AND THE ACCOUNTS--Market Value Adjustment.") Surrenders and withdrawals are also subject to a surrender charge. (See "CONTRACT FEES AND CHARGES--Surrender Charge.")


     By Written Notice prior to the expiration date of a Guarantee Period applicable to an Account, the Owner may:

     - choose a different Guarantee Period, with an expiration date no later than the Annuity Date, from among those the Company offers at that time;

     - transfer all or a portion of the expiring Account Value to a new Account; or

     - transfer all or a portion of the expiring Account Value to an existing Account for which the next Reset Date falls on the day immediately following the expiration date for the expiring Account.

     Transfers are subject to restrictions, and a Market Value Adjustment will usually apply to the amount transferred. However, if the transfer occurs during a Window Period for an Account (for example, upon the expiration of the Guarantee Period), no Market Value Adjustment (or Surrender Charge) will apply to the amount transferred. (See "DESCRIPTION OF THE CONTRACT--Transfers.")

     Unless the Company receives Written Notice prior to the expiration date for an Account, a new Guarantee Period will commence automatically on the first day following the expiration date. The new Guarantee Period will be of the same duration as the expiring Guarantee Period if the Company is still offering that Guarantee Period and if the expiration date of the new Guarantee Period is no later than the Annuity Date. Otherwise, the new Guarantee Period will be one year. If the expiring Account is an Interest Account, it will continue to be an Interest Account; if the expiring Account is an Indexed Account, it will continue to be an Indexed Account, if the new Guarantee Period is one for which we offer Indexed Accounts; otherwise, it will become an Interest Account.


     The Company will notify an Owner in writing at least thirty days prior to the expiration date of any Guarantee Period. The Company's notice to the Owner of the expiration of a Guarantee Period will contain information about the then-available Guarantee Periods, and the Guaranteed Interest Rates (for Interest Accounts), and Index Participation Rates, Caps, Floors and available specified Averaging Periods (for Indexed Accounts) applicable to such Guarantee Periods.


     The Guarantee Periods being made available by the Company for Interest Accounts and for Indexed Accounts will change from time to time. Contact the Service Center for information regarding the Guarantee Periods being made available by the Company for each type of Account at any time, and regarding the current Guaranteed Interest Rates for available Interest Accounts, and current Index Participation Rates, Caps, Floors and available specified Averaging Periods for available Indexed Accounts.

TO THE EXTENT PERMITTED BY LAW, THE COMPANY RESERVES THE RIGHT AT ANY TIME TO OFFER GUARANTEE PERIODS THAT DIFFER IN DURATION FROM THOSE AVAILABLE WHEN A CONTRACT IS ISSUED. THE COMPANY ALSO RESERVES THE RIGHT, AT ANY TIME, TO STOP ACCEPTING NET SINGLE PREMIUM ALLOCATIONS OR TRANSFERS OF ACCOUNT VALUE TO A PARTICULAR GUARANTEE PERIOD.

MARKET VALUE ADJUSTMENTS


     Any surrender, withdrawal, transfer or application to an Annuity Payment Option of Interest Account Value or Indexed Account Value is subject to a Market Value Adjustment that may be positive or negative, unless the effective date of the surrender, withdrawal, transfer or application is within the Window Period. The Market Value Adjustment will be applied before the deduction of any applicable surrender charge or Premium Tax Charge.


     The Market Value Adjustment reflects the relationship between the Guaranteed Interest Rate for an Interest Account with the same Reset Date and Guarantee Period as the Account from which Account Value is being taken (the "Credited Rate"), and the Guaranteed Interest Rate that is currently being offered for an Interest Account with a Guarantee Period of the same duration as the time remaining until the expiration date of the Guarantee Period for the Interest Account or Indexed Account from which Account Value is being taken (the "Current Rate"). (If a Current Rate is not available because the Company is no longer offering Guarantee Periods of the relevant duration, then the Company will use a rate equal to the most recent Moody's Corporate Bond Yield Average--Monthly Average Corporates as published by Moody's Investors Services, Inc.)

     Generally, if the Credited Rate is lower than the Current Rate, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount less than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied (and may even result in the payment of an amount less than the Net Single Premium allocated to or the portion of Account Value transferred to the Guarantee Period). Similarly, if the Credited Rate is higher than the Current Rate, then application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount greater than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied.

     The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred or applied to a Death Benefit or an Annuity Payment Option by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as:


       [ (     )   (N/12)     ]
       [ ( 1+A )           -1 ]
       [ ( --- )              ]
       [ ( 1+B )              ]

          where:

          "a" is the Credited Rate;

          "b" is the Current Rate. Where the time remaining to the expiration of the Guarantee Period is not comparable to a Guarantee Period duration then offered by the Company, "b" is the rate found by linear interpolation between the rate for the Guarantee Periods having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and


          "n" is the number of complete months remaining before the expiration of the Guarantee Period for the Account from which the surrender, withdrawal, transfer or application to a Death Benefit or an Annuity Payment Option is being made.


Examples of computing the Market Value Adjustment are set forth in Appendix A.

                          DESCRIPTION OF THE CONTRACT

PURCHASING A CONTRACT

     A prospective Owner may purchase a Contract by submitting an application through a licensed agent of the Company who is also a representative of a broker-dealer having a selling agreement with CNA Investor Services, Inc. ("CNA/ISI"), the principal underwriter for the Contracts. The maximum Age for Owners on the Issue Date is 75. A Single Premium must be delivered to the Service Center along with the Owner's application. The minimum Single Premium is $5,000. Additional premium payments under a Contract are not permitted; however, an Owner may purchase more than one Contract. Unless the Company gives its prior approval, it will not accept a Single Premium in excess of $500,000 and reserves the right not to accept any Single Premium or application for a Contract for any reason. The Company will send Owners a confirmation notice upon receipt and acceptance of the Owner's Single Premium.

CANCELING THE CONTRACT

     Owners may cancel the Contract during the Cancellation Period, which is the ten day period after an Owner receives the Contract. Some states may require a longer Cancellation Period. To cancel the Contract, the Owner must mail or deliver the Contract to the Service Center or to the agent who sold it. The Company will refund the Adjusted Accumulation Value (or, for some states, the Single Premium).

CREDITING AND ALLOCATING NET SINGLE PREMIUM

     If the application for a Contract is properly completed and is accompanied by all the information necessary to process it, including payment of the Single Premium, the Net Single Premium will be allocated, as designated by the Owner, to one or more of the Accounts on the Investment Start Date.

     From the Issue Date until the Investment Start Date, the Company will credit interest to the Net Single Premium of at least 3%. The Investment Start Date will be the first or 15th calendar day of the month (whichever comes first) that next follows the Company's receipt of the Single Premium (or, if that day is not a Business Day, the next Business Day thereafter). The Company reserves the right to establish different Investment Start Dates under Contracts issued in the future. On the Investment Start Date, the Company will allocate the resulting sum to each Account based on the Owner's allocation percentages.

     An Owner may allocate the Net Single Premium among any or all Accounts available on the Issue Date. At least $500 of a Net Single Premium must be allocated to that Account. All percentage allocations must be in whole numbers.

TRANSFERS

     GENERAL. On any Contract Anniversary, by Written Notice, an Owner may transfer all or part of the balance of an Account to a new Account(s). An Owner may also transfer some or all of the balance to an existing Account for which the Reset Date falls on the Contract Anniversary. Transfers may only occur on Contract Anniversaries.

     The amount transferred cannot be less than $500. If the Owner does not transfer the entire balance of an Account, the amount remaining in the Account after the transfer must be at least equal to $500.

     If the transfer from an Account occurs at a Reset Date for that Account, then the Owner may select any new Guarantee Period for the transferred amount that the Company then offers that does not expire prior to the Annuity Date. If the transfer does not occur at such a Reset Date, then, in addition to the foregoing, the Guarantee Period selected from those the Company then offers must be no shorter than the number of years remaining in the Guarantee Period of the Account from which the amount is being transferred (rounded up to the next whole number of years for a Guarantee Period the Company is then offering).

     A Market Value Adjustment will usually apply to the amount transferred. (See "THE COMPANY AND THE ACCOUNTS--Market Value Adjustment.") However, if the transfer occurs during the Window Period for the Account from which some or all of the balance is being transferred, no Market Value Adjustment will apply to the amount transferred from that Account.

     ADDITIONAL RESTRICTIONS. Transfers of some or all of the balance of an Account (the "Source Account") to another Account (the "Destination Account") are also subject to the following conditions:

     - The Destination Account must be of an Account Type and Guarantee Period duration that the Company is offering at the time of the transfer;

     - The date of transfer must be a Reset Date for the Destination Account, unless it is a new Account;

     - The Guarantee Period for a Destination Account may not be longer than the number of years remaining until the Annuity Date;

     - If the date of transfer is not a Reset Date for the Source Account, then the Guarantee Period for the Destination Account must be no shorter than the number of years remaining in the Guarantee Period for the Source Account, rounded up to the next whole number of years;

     - If the transfer occurs at a Reset Date for the Source Account, then the Destination Account may be any type of Account;

     - If the Source Account is an Interest Account, then the Destination Account may be any type of Account;

     - If the Source Account is an Indexed Account, then the Destination Account may be a different type of Account only if the transfer occurs at a Reset Date for the Source Account.

WITHDRAWALS

     GENERAL. At any time prior to the Annuity Date, an Owner may withdraw part of the Surrender Value, subject to certain limitations. Each withdrawal must be requested by Written Notice. A Written Notice of withdrawal must specify the amount to be withdrawn from each Account. If the Written Notice does not specify this information, or if the value of the specified Account(s) is inadequate to comply with the request, the Company will make the withdrawal from Interest Accounts and Indexed Accounts based on the proportion that the value of each Account bears to the Accumulation Value as of the day of the withdrawal.

     The amount withdrawn cannot be less than the Minimum Withdrawal Amount, which is $500. The maximum withdrawal is the amount that would leave a Minimum Account Value per Account of $500. A withdrawal request that would reduce any Account Value below the Minimum Account Value will be treated as a request for a withdrawal of all of that Account Value.

     The Company withdraws the amount requested from the Account Value as of the day that the Owner's Written Notice is received at the Service Center, and sends the Owner that amount plus or minus any applicable Market Value Adjustment. The Company will then deduct any applicable surrender charge and any applicable Premium Tax Charge from the remaining Account Value.

     TAX CONSEQUENCES OF WITHDRAWALS. Consult your tax adviser regarding the tax consequences associated with making withdrawals. A withdrawal may have federal income tax consequences, including the possible imposition of a penalty tax of 10% of the taxable portion withdrawn when a withdrawal is made before the taxpayer reaches age 59 1/2. See "FEDERAL TAX CONSIDERATIONS" for more details.

SURRENDERS

     An Owner may surrender the Contract at any time prior to the Annuity Date. An Owner may elect to have the Surrender Value paid in a single sum or under an Annuity Payment Option. If no election is made, the Surrender Value will be paid in a single sum. The Surrender Value will be determined as of the date the Company receives both the Written Notice for surrender and the Contract at the Service Center. If an Owner elects to receive payment in a lump sum, then Surrender Value will be paid. If an Annuity Payment Option is selected on surrender, the Annuity Value will be applied to the Annuity Payment Option. The Contract ends when the Company pays the Surrender Value or applies such sum to an Annuity Payment Option.

     The Surrender Value generally reflects the imposition of the surrender charge. (See "CONTRACT CHARGES AND FEES--Surrender Charge.") However, no surrender charge will be imposed on surrenders from an Account during the Account's Window Period. In addition, if the Contract is surrendered during a Contract Year after the first Contract Year, no surrender charge will apply to the Free Withdrawal Amount for that Contract Year, or to amounts in excess of the Net Allocation for each Account, determined on an Account-by-Account basis.

     Consult your tax adviser regarding the tax consequences of a surrender. A surrender may have federal income tax consequences, including the possible imposition of a penalty tax of 10% of the taxable portion of the Surrender Value when a surrender is made before age 59 1/2. See "FEDERAL TAX CONSIDERATIONS" for more details.

DEATH BENEFITS

     THE DEATH BENEFIT. The Death Benefit the Company pays on the death of an Owner who is not the Annuitant is the Surrender Value. Thus, the Death Benefit in this circumstance may reflect a surrender charge and a Market Value Adjustment. The Death Benefit the Company pays on the death of the Annuitant is the greater of the Accumulation Value and the Reference Value. In calculating the Death Benefit, the Accumulation Value will include any Index Increase payable, treating the date of death as the Reset Date for each Indexed Account.

     DEATH BENEFITS ON OR AFTER THE ANNUITY DATE. If an Owner dies on or after the Annuity Date, any surviving joint Owner becomes the sole Owner. If there is no surviving Owner, any successor Owner becomes the new Owner. If there is no surviving or successor Owner, the Payee becomes the new Owner. If an Annuitant or an Owner dies on or after the Annuity Date, the remaining undistributed portion, if any, of the Accumulation Value will be distributed at least as rapidly as under the method of distribution being used as of the date of such death. Under some Annuity Payment Options, there will be no death benefit.

     DEATH BENEFITS WHEN AN OWNER DIES BEFORE THE ANNUITY DATE. If any Owner dies prior to the Annuity Date, any surviving joint Owner becomes the new sole Owner. If there is no surviving joint Owner, any successor Owner becomes the new Owner and if there is no successor Owner, the Annuitant becomes the new Owner unless the deceased Owner was also the Annuitant. If the sole deceased Owner was also the Annuitant, then the provisions relating to the death of the Annuitant (described below) will govern unless the deceased Owner was one of two joint Annuitants, in which event the surviving Annuitant becomes the new Owner.

     The following options are available to new Owners:

          1. to receive the Death Benefit in a single lump sum within five years of the deceased Owner's death; or

          2. elect to receive the Death Benefit paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within one year of the deceased Owner's death, and (b) Annuity Payments are made in substantially equal installments over the life of the new Owners or over a period not greater than the life expectancy of the new Owners; or

          3. if the new Owner is the spouse of the deceased Owner, he or she may, by Written Notice within one year of the Owner's death, elect to continue the Contract as the new Owner. If the spouse so elects, all of his or her rights as a Beneficiary cease and if the deceased Owner was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period.

     With regard to new Owners who are not the spouse of the deceased Owner: (a) options 1 and 2 apply even if the Annuitant or Contingent Annuitant is alive at the time of the deceased Owner's death, (b) if the new Owner is not a natural person, only option 1 is available, (c) if no election is made within one year of the deceased Owner's death, option 1 is deemed to have been elected.

     Death Benefit is computed as of the date that the Company receives Due Proof of Death of the Owner. Payment of the death benefit is in full settlement of all of the Company's liability under the Contract.

     DEATH BENEFITS WHEN THE ANNUITANT DIES BEFORE THE ANNUITY DATE. If the Annuitant dies before the Annuity Date while the Owner is still living, any Contingent Annuitant will become the Annuitant. If the Annuitant dies before the Annuity Date and no Contingent Annuitant has been named, the Company will pay the Death Benefit described below to the Beneficiary. If there is no surviving Beneficiary, the Company will pay the Death Benefit to any Contingent Beneficiary. If there is no surviving Contingent Beneficiary, the Company will immediately pay the Death Benefit to the Owner (or the Owner's estate, if the Owner is then deceased) in a lump sum.

     If the Annuitant who is also an Owner dies or if the Annuitant dies and the Owner is not a natural person, a Beneficiary (or a Contingent Beneficiary):

          1. will receive the Death Benefit in a single lump sum within five years of the deceased Annuitant's death; or

          2. may elect to receive the Death Benefit paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within one year of the deceased Annuitant's death, and (b) Annuity Payments are made in substantially equal installments over the life of the Beneficiary or over a period not greater than the life expectancy of the Beneficiary; or

          3. if the Beneficiary is the spouse of the deceased Annuitant, he or she may by Written Notice within one year of the Annuitant's death, elect to continue the Contract as the new Owner. If the spouse so elects, all his or her rights as a Beneficiary cease and if the deceased Annuitant was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period.

     If the Beneficiary is not a natural person, only Option 1 is available.

REFERENCE VALUE

     The Surrender Value, Annuity Value, and Death Benefits provided under the Contract are subject to certain minimums based on a Contract's Reference Value.

     The Reference Value at any time is equal to

          (a) 90% of the Single Premium; plus

          (b) any Excess Interest Credits; less


          (c) any of the value of the Indexed Account(s) charges for riders or additional benefits under the Contract, including the rider cost of 0.85% or 1.50% (for 5 year and 7 year Guarantee Period, respectively) if allocation(s) have been made to Indexed Accounts; less


          (d) the total amount of previous surrenders and withdrawals from the Contract (including Market Value Adjustments); plus

          (e) interest on (a) through (d) above credited daily at an annual rate at least equal to 3% (as shown in the Contract).

     Excess Interest Credits will be calculated on each Reset Date after any Index Increases are credited. The amount of Excess Interest Credits will be the amount, if any, by which (i) all interest credited to Interest Accounts, together with all Index Increases to Indexed Accounts, exceeds (ii) the sum of all Reference Value interest, including previous Excess Interest Credits, as described in (b) and (e) above.

     The Adjusted Reference Value is equal to the Reference Value, multiplied by the ratio of the Adjusted Accumulation Value to the Accumulation Value. Thus, like the Adjusted Accumulation Value, the Adjusted Reference Value reflects the impact of changes in prevailing interest rates.

PAYMENTS BY THE COMPANY

     The Company generally makes payments of withdrawals, surrenders, Death Benefits, or any Annuity Payments within seven business days of receipt of all applicable Written Notices and/or Due Proof of Death. Due Proof of Death is proof of death satisfactory to the Company. Due Proof of Death may consist of the following if acceptable to the Company: (a) a certified copy of the death record; (b) a certified copy of a court decree reciting a finding of death; or
(c) any other proof satisfactory to the Company.

     The Company may defer payment of any withdrawal, surrender, or transfer for up to six months after it receives an Owner's Written Notice. The Company pays interest on the amount of any payment that is delayed for more than thirty days after the payment becomes payable, or after the time required by the applicable jurisdiction if less than thirty days. This interest will accrue from the date that the payment becomes payable to the date of payment, but not for more than one year, at an annual rate of 3%, or the rate and time required by law, if greater.

TELEPHONE TRANSFER PRIVILEGES

     If an Owner has elected this privilege in a form provided by the Company, an Owner may make transfers by telephoning the Service Center. A telephone authorization form received by the Company at the Service Center is valid until it is rescinded or revoked by Written Notice or until a subsequently dated form signed by the Owner is received at the Service Center. The Company will send Owners a written confirmation of all transfers made pursuant to telephone instructions.

     The Service Center requires a form of personal identification prior to acting on instructions received by telephone and also may tape record instructions received by phone. If the Company follows these procedures, it is not liable for any losses due to unauthorized or fraudulent transactions. The Company reserves the right to suspend telephone transaction privileges at any time for any reason.

                           CONTRACT CHARGES AND FEES

SURRENDER CHARGE (CONTINGENT DEFERRED SALES CHARGE)

     GENERAL. No sales charge is deducted from the Single Premium at the time the payment is made. However, a surrender charge may be deducted upon a withdrawal or surrender prior to the Annuity Date.

     CHARGE FOR SURRENDER OR WITHDRAWALS. Surrender charges are calculated for each Account individually, and are the product of:

          (a) the amount allocated to the Account at its most recent Reset Date, less any transfers and withdrawals from the Account (including any previously imposed Market Value Adjustment or surrender charge) since then (the Net Allocation), and

          (b) the surrender charge percentage for the Account (see below).

     Surrender charges are waived during the last thirty days of each Guarantee Period (the Window Period). No surrender charge applies to surrender or withdrawal amounts in excess of the Net Allocation.

     In the first Contract Year, the Company calculates the surrender charge under the assumption that amounts surrendered and withdrawn come first from the Net Allocation, and then from any interest credited to the Account Value. In Contract Years after the first, a Free Withdrawal Amount is calculated, equal to 10% of the Net Allocation. Surrenders and withdrawals are assumed to come first from the Free Withdrawal Amount, then from the remaining 90% of the Net Allocation, and then from any interest credited to the Account Value since the last Reset Date.

     At any time on or before the fifth Contract Anniversary, the Annuity Value equals the Surrender Value, and therefore reflects any applicable surrender charge.

     WITHDRAWALS. With regard to all withdrawals, the Company withdraws the amount requested from the Account(s) specified by the Owner as of the day that the Company receives the Written Notice regarding the withdrawal, and sends the Owner that amount plus or minus any applicable Market Value Adjustment. The Company then deducts any surrender charge and any applicable Premium Tax Charge from the remaining Account Values of the Account(s) from which the withdrawal was taken. The surrender charge is deducted from each Account from which a withdrawal is taken based on the ratio of the amount surrendered or withdrawn to the Net Allocation of each affected Account.

     SURRENDER CHARGE PERCENTAGES. Surrender charge percentages differ among Interest Accounts and Indexed Accounts, and are higher for Accounts with longer Guarantee Periods. In addition, surrender charge percentages for all Accounts vary by the time remaining until the Annuity Date. For a given Guarantee Period and type of Account, the surrender charge percentage is constant until the Contract Anniversary ten years before the Annuity Date, and then declines in ten equal increments on each Contract Anniversary to zero on the Annuity Date.

     Because surrender charge percentages are higher for longer Guarantee Periods, transferring from an Account with a shorter Guarantee Period to one with a longer Guarantee Period may lead to a larger surrender charge. However, the amount of the surrender charge may in some cases be limited, because the Adjusted Reference Value may be greater than the Adjusted Accumulation Value less surrender charges.

     The surrender charge percentage applicable to Accounts selected by an Owner for allocations are set forth in the Contract, and will never exceed 8%. The surrender charge percentages applicable to Accounts available as of the date of this prospectus are set forth below:

                               INTEREST ACCOUNTS

--------------------------------------------------------------------------------
                                             SURRENDER
                          GUARANTEE PERIOD   CHARGE %
--------------------------------------------------------------------------------
                                1 year          3%
                               3 years          5%
                               5 years          6%
                               7 years          7%
                              10 years          8%
--------------------------------------------------------------------------------

                                INDEXED ACCOUNTS

--------------------------------------------------------------------------------
                                             SURRENDER
                          GUARANTEE PERIOD   CHARGE %
--------------------------------------------------------------------------------
                              5 years           7%
                              7 years           8%
--------------------------------------------------------------------------------

     AMOUNTS NOT SUBJECT TO A SURRENDER CHARGE. On each Contract Anniversary, the Company calculates a Free Withdrawal Amount equal to 10% of the sum of the amounts allocated to each of the Accounts at their most recent Reset Dates, less all amounts withdrawn and transferred from those Accounts (including Market Value Adjustments and surrender charges) since their most recent Reset Dates. The Owner may withdraw an amount up to the Free Withdrawal Amount as of the Contract Anniversary on or next preceding the effective date of the withdrawal pro-rata from the Accounts after the first Contract Year without incurring a surrender charge. Free Withdrawal Amounts remain subject to a Market Value Adjustment unless the withdrawal is made during a Window Period.

     If a Nursing Home Confinement/Terminal Medical Condition Rider is attached to the Contract, then the Free Withdrawal Amount may be increased under certain conditions:

     - If the Annuitant is confined to a nursing home for a period of at least 90 days or has a "terminal medical condition," then the Free Withdrawal Amount is 50% of the Account Value.

     - If the Annuitant's spouse is confined to a nursing home for a period of at least 90 days or has a "terminal medical condition," then the Free Withdrawal Amount is 25% of the Account Value.

     "Terminal Medical Condition" means a determinable medical condition, diagnosed by a physician practicing within the scope of his or her license, causing a life expectancy of 12 months or less from the date of the physician's diagnosis. This rider is not available if the Annuitant or Annuitant's spouse is confined to a nursing home on the Issue Date, and terminates upon termination of the Contract (or may be terminated by the Owner upon thirty days Written Notice).

     Currently no negative Market Value Adjustment is imposed on free withdrawals made under this rider.

PREMIUM TAX CHARGE

     Certain states and municipalities impose a tax on the Company in connection with the receipt of annuity considerations. This tax can range generally from 0% to 3.5% of such considerations and generally varies based on the Annuitant's state of residence. The tax may be incurred by the Company as of the Annuity Date based on the Accumulation Value on that date, or at the time such considerations are made. The Company reserves the right to deduct any state and local taxes on annuity considerations from the Account Value at the time such tax is due.

RIDER COST

     The Contract's Reference Value will reflect charges for any riders or endorsements to the Contract, including (if allocations have been made to Indexed Accounts) an annual charge of 0.85% of the value of the Indexed Account(s) for the five year Guarantee Period and 1.50% for the seven year Guarantee Period. The daily compounded equivalent of this change is deducted daily from Reference Value.

                      SELECTING AN ANNUITY PAYMENT OPTION

ANNUITY DATE

     The Initial Annuity Payment Date may be any day of the month other than the 29th, 30th, or 31st day of a month. For all Contracts, the Annuity Date will be the Contract Anniversary following the Annuitant's Age 85. In addition, for Qualified Contracts, Owners have responsibility for ensuring that Account Value is distributed, or distribution commences, on a distribution start date that is no later than April 1 of the calendar year following the calendar year in which the Owner attains Age 70 1/2.

ANNUITY PAYMENT DATES

     The Company computes the first Annuity Payment as of the Annuity Date and makes the first Annuity Payment as of the initial Annuity Payment Date selected by the Owner. The Owner selects the Initial Annuity Payment Date in the application. All subsequent Annuity Payments are computed and payable as of Annuity Payment Dates. These dates will be the same day of the month as the initial Annuity Payment Date. Monthly Annuity Payments will be computed and payable as of the same day each month as the initial Annuity Payment Date. Quarterly Annuity Payments will be computed and payable as of the same day in the third, sixth, ninth, and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Semi-annual Annuity Payment Dates will be computed and payable as of the same day in the sixth and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Annual Annuity Payments will be computed and payable as of the same day in each Contract Year as the initial Annuity Payment Date. The frequency of Annuity Payments selected is shown in the Contract.

ELECTION AND CHANGES OF ANNUITY PAYMENT OPTIONS

     On the Annuity Date, the Surrender Value or Adjusted Accumulation Value is applied under an Annuity Payment Option, unless the Owner elects to receive the Surrender Value in a lump sum. If the Annuity Date falls during the first five Contract Years, Surrender Value is applied under an Annuity Payment Option. If the Annuity Date falls after the fifth Contract Anniversary, Adjusted Accumulation Value (or Adjusted Reference Value, if greater) is applied under an Annuity Payment Option. The Annuity Payment Option specifies the type of annuity to be paid and determines how long the annuity will be paid, the frequency, and the amount of each payment. The Owner may elect or change the Annuity Payment Option by Written Notice up to three days prior to the Annuity Date. If no Annuity Payment Option has been selected by the Annuity Date, Surrender Value or Adjusted Accumulation Value (or Adjusted Reference Value, if greater) will be paid in a lump sum.

ANNUITY PAYMENTS

     Fixed Annuity Payments are periodic payments from the Company to the designated Payee, the amount of which is fixed and guaranteed by the Company. The dollar amount of each payment depends on the form and duration of the Annuity Payment Option chosen, the Age of the Annuitant, the sex of the Annuitant (if applicable), the Annuity Value applied to purchase the Annuity Payments, and the applicable annuity purchase rates. The annuity purchase rates in the Contract are based on an interest rate of not less than 3.0%.

     The dollar amount of the Annuity Payment is determined by dividing the dollar amount of Annuity Value being applied to purchase Annuity Payments by $1,000 and multiplying the result by the annuity purchase rate in the settlement option tables set forth in the Contract for the selected Annuity Payment Option. These settlement option tables are based on the 1983A Mortality Table with a ten-year improvement by scale G, with a five-year setback for females.

     AFTER THE ANNUITY DATE, VALUES (INCLUDING THE AMOUNT OF ANNUITY PAYMENTS) DO NOT REFLECT GUARANTEED INTEREST RATES OR INDEX INCREASES.

ANNUITY PAYMENT OPTIONS

     OPTION 1. INTEREST PAYMENTS. The Company holds the Annuity Value as principal and pays interest to the Payee. The interest rate is 3% per year compounded annually. The Company pays interest every 1 year, 6 months, 3 months or 1 month, as specified at the time this option is selected. At the death of the Payee, the value of the remaining payments are paid in a lump sum to the Payee's estate.

     OPTION 2. PAYMENTS OF A SPECIFIED AMOUNT. The Company pays the Annuity Value in equal payments every 1 year, 6 months, 3 months or 1 month. The amount and frequency of the payments is specified at the time this option is selected. After each payment, interest is added to the remaining amount applied under this option that has not yet been paid. The interest rate is 3% per year compounded annually. Payments are made to the Payee until the amount applied under this option, including interest, is exhausted. The total of the payments made each year must be at least 5% of the amount applied under this option. If the Payee dies before the amount applied is exhausted, the Company pays the value of the remaining payments in a lump sum to the Payee's estate.

     OPTION 3. PAYMENTS FOR A SPECIFIED PERIOD. The Company pays the lump sum in equal payments for the number of years specified when the option is selected. Payments are made every 1 year, 6 months, 3 months or 1 month, as specified when the option is selected. The amount of each Annuity Payment for each $1,000 applied under this option is calculated at an interest rate of 3% per year compounded annually. If the Payee dies before the expiration of the specified number of years, the Company pays the commuted value of the remaining payments in a lump sum to the Payee's estate.

     OPTION 4. LIFE ANNUITY. The Company makes monthly payments to the Payee for as long as the Annuitant lives. UNDER THIS OPTION, A PAYEE COULD RECEIVE ONLY ONE PAYMENT IF THE ANNUITANT DIES AFTER THE FIRST PAYMENT, TWO PAYMENTS IF THE ANNUITANT DIES AFTER THE SECOND PAYMENT, ETC.

     OPTION 5. LIFE ANNUITY WITH PERIOD CERTAIN. The Company makes monthly payments to the Payee for as long as the Annuitant lives. At the time this option is selected, a period certain of 5, 10, 15, or 20 years must also be selected. If the Annuitant dies before the specified period certain ends, the payments to the Payee will continue until the end of the specified period. The amount of the monthly payments therefore depends on the period certain selected. If at any age the amount of the payments is the same for two or more periods certain, payment will be made as if the largest period certain was selected.

     OPTION 6. JOINT LIFE AND SURVIVORSHIP ANNUITY. The Company makes monthly payments to the Payee while both Annuitants are living. After the death of either Annuitant, payments continue to the Payee for as long as the other Annuitant lives. UNDER THIS OPTION, THE PAYEE COULD RECEIVE ONLY ONE PAYMENT IF BOTH ANNUITANTS DIE AFTER THE FIRST PAYMENT, TWO PAYMENTS IF BOTH ANNUITANTS DIE AFTER THE SECOND PAYMENT, ETC.

     Unless instructed otherwise at the time that the Annuity Payment Option is selected, at the death of the Payee the Company pays the amounts below in a lump sum to the Payee's estate:

          1. Under Annuity Payment Option 1, the amount left on deposit with the Company to accumulate interest.

          2. Under Annuity Payment Option 2, 3, or 5, the commuted value of the amount payable at the Payee's death as provided under the Option selected. The commuted value is based on the interest rate used to calculate the amount of the payments under that Option.

                        ADDITIONAL CONTRACT INFORMATION

OWNERSHIP

     The Contract belongs to the Owner. An Owner may exercise all of the rights and options described in the Contract.

     Subject to more specific provisions elsewhere herein, an Owner's rights include the right to: (1) select or change a successor Owner, (2) select or change any Beneficiary or Contingent Beneficiary, (3) select or change the Payee prior to the Annuity Date, (4) select or change the Annuity Payment Option, (5) allocate the Net Single Premium among and between the Accounts, and (6) transfer Account Values among and between the Accounts.

     If a successor Owner is named in the application or by subsequent Written Notice and the Owner is not the Annuitant, the successor Owner shall become the new Owner should the Owner die before the Annuitant.

     The rights of Owners of Qualified Contracts may be restricted by the terms of a related employee benefit plan. For example, such plans may require an Owner of a Qualified Contract to obtain the consent of his or her spouse before exercising certain ownership rights or may restrict withdrawals. See "FEDERAL TAX CONSIDERATIONS" for more details.

     Selection of an Annuitant or Payee who is not the Owner may have tax consequences. See "FEDERAL TAX CONSIDERATIONS" for more details.

CHANGING THE OWNER OR BENEFICIARY

     At any time prior to the Annuity Date while the Annuitant is still living, an Owner may assign ownership of the Contract by Written Notice. The Company is not responsible for the validity or sufficiency of any assignment. The Company is not bound by the assignment until it receives a duplicate of the original of the assignment at the Service Center.

     At any time before a Death Benefit is paid, the Owner may name a new Beneficiary by Written Notice unless an irrevocable Beneficiary has previously been named. When an irrevocable Beneficiary has been designated, the Owner must provide the irrevocable Beneficiary's written consent to the Company before a new Beneficiary is designated.

     Any change of Beneficiary takes effect as of the day the Written Notice is received at the Service Center and the Company is not liable for any payments made under the Contract prior to the effectiveness of any Beneficiary change. For possible tax consequences associated with changing the Owner or Beneficiary, see "FEDERAL TAX CONSIDERATIONS."

MISSTATEMENT OF AGE OR SEX

     If an Age or sex of the Annuitant given in the application is misstated, the Company will adjust the benefits it pays under the Contract to the amount that would have been payable at the correct Age or sex. If the Company made any underpayments because of any such misstatement, it shall pay the amount of such underpayment plus interest at an annual effective rate of 3%, immediately to the Payee or Beneficiary in one sum. If the Company makes any overpayments because of a misstatement of Age or sex, it shall deduct from current or future payments due under the Contract, the amount of such overpayment plus interest at an annual effective rate of 3%.

CHANGE OF CONTRACT TERMS

     Upon notice to the Owner, the Company may modify the Contract to:

          1. conform the Contract or the operations of the Company or of the Separate Accounts to the requirements of any law (or regulation issued by a government agency) to which the Contract, the Company or the Separate Accounts are subject;

          2. assure continued qualification of the Contract as an annuity contract under the Code; or

          3. reflect a change (as permitted in the Contract) in the operation of the Separate Accounts.

     In the event of any such modification, the Company will make appropriate endorsements to the Contract.

     Only one of the Company's officers may modify the Contract or waive any of the Company's rights or requirements under the Contract. Any modification or waiver must be in writing. No agent may bind the Company by making any promise not contained in the Contract.

REPORTS TO OWNERS

     The Company will send each Owner a report at least annually, or more often as required by law, indicating the following items as of a date shown on the report: the Accumulation Value and Adjusted Accumulation Value; the Reference Value, Adjusted Reference Value, and Surrender Value; any withdrawals or surrenders made and Death Benefits paid since the last report; the current interest rate applicable to each Interest Account; and any other information required by law.

     The reports, which will be mailed to Owners at their last known address, will include any information that may be required by the SEC or the insurance supervisory official of the jurisdiction in which the Contract is delivered.

     The Company will also send any other reports, notices or documents required by law to be furnished to Owners.

MISCELLANEOUS

     NON-PARTICIPATING. The Contract does not participate in the surplus or profits of the Company and the Company does not pay dividends on the Contract.

     PROTECTION OF PROCEEDS. To the extent permitted by law, no benefits payable under the Contract to a Beneficiary or Payee are subject to the claims of an Owner's or a Beneficiary's creditors.

     DISCHARGE OF LIABILITY. Any payments made by the Company under any Annuity Payment Option or in connection with the payment of any withdrawal, surrender or death benefit, shall discharge the Company's liability to the extent of each such payment.

     PROOF OF AGE AND SURVIVAL. The Company reserves the right to require proof of the Annuitant's Age prior to the Annuity Date. In addition, for life contingent Annuity Options, the Company reserves the right to require proof of the Annuitant's survival before any Annuity Payment Date.

     CONTRACT APPLICATION. The Company issues the Contract in consideration of the Owner's application and payment of the initial single premium. The entire Contract is made up of the group contract, the certificate, any attached endorsements or riders, and the application. In the absence of fraud, the Company considers statements made in the application to be representations and not warranties. The Company will not use any statement in defense of a claim or to void the Contract unless it is contained in the application. The Company will not contest the Contract.

                           FEDERAL TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL TAX CONSIDERATIONS THAT RELATE TO THE CONTRACT IS GENERAL IN NATURE, AND IS NOT INTENDED AS TAX ADVICE TO OWNERS. OWNERS, ANNUITANTS, AND PAYEES SHOULD CONSULT THEIR QUALIFIED TAX ADVISER FOR ADDITIONAL INFORMATION AND FOR ADVICE REGARDING OWNERSHIP OF A CONTRACT, AND THE POTENTIAL FEDERAL TAX IMPLICATIONS OF TRANSACTIONS THEREUNDER.

INTRODUCTION

     This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract issued by the Company. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon the Company's understanding of the present federal income tax laws. No representation is made as to the likelihood of the continuation of the present federal income tax laws. Moreover, no attempt has been made to consider any applicable state or other tax laws.


     The Contract may be purchased on a non-qualified basis or purchased and used in connection with plans qualifying for favorable tax treatment. The Qualified Contract is designed for use by individuals whose purchase payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under sections 401(a), 408, 408A or 457 of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or Annuity Payments, and on the economic benefit to the Owner, the Annuitant, or the Beneficiary depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on the Company's tax status. In addition, certain requirements must be satisfied in purchasing a Qualified Contract with proceeds from a tax-qualified plan and receiving distributions from a Qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that Qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.


TAX STATUS OF THE CONTRACT

     The Company believes that the Contract will be treated as an annuity contract and that the Company will be treated as owning the assets supporting the Contract for federal income tax purposes. The Company, however, reserves the right to modify the Contract as necessary to prevent the Owner from being considered the owner of the assets supporting the Contract for federal tax purposes.

     REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, section 72(s) of the Code requires any Non-Qualified Contract to provide that: (a) if any Owner dies on or after the Annuity Date but prior to the time the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that Owner's death; and (b) if any Owner dies prior to the Annuity Date, the entire interest in the Contract will be distributed within five years after the date of the Owner's death. These requirements will be considered satisfied as to any portion of the Owner's interest that is payable to or for the benefit of a "designated beneficiary," and that is distributed over the life of such beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that Owner's death. The Owner's "designated beneficiary" is the person designated by such Owner as a beneficiary and to whom ownership of the contract passes by reason of death and must be a natural person. However, if the Owner's "designated beneficiary" is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Owner.

     Non-Qualified Contracts contain provisions that are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. The

Company intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

     Other rules may apply to Qualified Contracts.

     The following discussion assumes that the Contracts will qualify as annuity contracts for federal income tax purposes.

TAXATION OF ANNUITIES

     IN GENERAL. Section 72 of the Code governs taxation of annuities in general. The Company believes that an Owner who is a natural person is not taxed on increases in Surrender Value until distribution occurs by withdrawing all or part of the Accumulation Value (e.g., withdrawals and surrenders) or as Annuity Payments under the Annuity Payment Option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the Accumulation Value (and in the case of a Qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or payment option) is taxable as ordinary income.

     The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the Surrender Value over the "investment in the contract" during the taxable year. There are some exceptions to this rule, and a prospective Owner that is not a natural person may wish to discuss these with a qualified tax adviser.

     The following discussion generally applies to Contracts owned by natural persons.

     WITHDRAWALS. In the case of a withdrawal from a Qualified Contract, under section 72(e) of the Code, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any purchase payments paid by or on behalf of the individual under a Contract that was not excluded from the individual's gross income. For Contracts issued in connection with qualified plans, the "investment in the contract" can be zero. Special tax rules may be available for certain distributions from Qualified Contracts.

     In the case of a withdrawal from a Non-Qualified Contract, under section 72(e), any amounts received are generally first treated as taxable income to the extent that the greater of the Reference Value or the Accumulation Value immediately before the withdrawal exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable. The Accumulation Value immediately before a partial withdrawal may have to be increased by any positive Market Value Adjustment which results from a partial withdrawal. There is, however, no definitive guidance on the proper tax treatment of Market Value Adjustments and an Owner should contact a qualified tax adviser with respect to the potential tax consequences of such an adjustment.

     In the case of a surrender under a Qualified or Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the "investment in the contract."

     EXCHANGES. Section 1035 of the Code generally provides that no gain or loss shall be recognized on the exchange of one annuity contract for another. If the surrendered contract was issued prior to August 14, 1982, the tax rules formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply to amounts allocable to investments in that contract prior to August 14, 1982. In contrast, contracts issued after January 19, 1985 in a Code section 1035 exchange are treated as new contracts for purposes of the penalty and distribution-at-death rules. Special rules and procedures apply to section 1035 transactions. Prospective Owners wishing to take advantage of section 1035 should consult their tax adviser.

     ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, under Code section 72(b), generally (prior to recovery of the investment in the contract) gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity starting date. In general, there is no tax on the portion of each payment that represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each annuity payment is taxable until the recovery of the investment in the contract, and thereafter the full amount or each annuity payment is taxable. If death occurs before full recovery of the investment in the contract, the unrecovered amount may be deducted on the annuitant's final tax return.

     TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Contract because of the death of an Owner or the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract or (ii) if distributed under an Annuity Payment Option, they are taxed in the same way as Annuity Payments. For these purposes, the investment in the contract is not affected by the owner's or annuitant's death. That is, the investment in the contract remains the amount of any purchase payment paid that was not excluded from gross income.

     PENALTY TAX ON CERTAIN WITHDRAWALS. In the case of a distribution pursuant to a Non-Qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty on distributions:

          1. made on or after the taxpayer reaches age 59 1/2;

          2. made on or after the death of the holder (or if the holder is not an individual, the death of the primary annuitant);

          3. attributable to the taxpayer's becoming disabled;

          4. a part of a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her designated beneficiary;

          5. made under certain annuities issued in connection with structured settlement agreements; and

          6. made under an annuity contract that is purchased with a single purchase payment when the annuity date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity payment period.

     Other tax penalties may apply to certain distributions under a Qualified Contract.


     Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. For instance, the President's 1999 Budget Proposal recommended legislation that, if enacted, would adversely modify the federal taxation of the Contracts. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax adviser should be consulted with respect to legislative developments and their effect on the Contract.


TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT

     A transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, the selection of certain Annuity Dates or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein. An Owner contemplating any such transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

WITHHOLDING

     Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. Effective

January 1, 1993, distributions from certain qualified plans are generally subject to mandatory withholding. Certain states also require withholding of state income tax whenever federal income tax is withheld.

MULTIPLE CONTRACTS

     All non-qualified deferred annuity contracts that are issued by the Company (or its affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in gross income under section 72(e) of the Code. The effects of this rule are not yet clear; however, it could affect the time when income is taxable and the amount that might be subject to the 10% penalty tax described above. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of section 72(e) of the Code through the serial purchase of annuity contracts or otherwise. There may also be other situations in which the Treasury Department may conclude that it would be appropriate to aggregate two or more annuity contracts purchased by the same owner. Accordingly, an Owner should consult a competent tax adviser before purchasing more than one annuity contract.

TAXATION OF QUALIFIED PLANS


     The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from contributions in excess of specified limits; distributions prior to age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but the Company shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents to be bound. Owners are responsible for determining that contributions, distributions and other transactions with respect to the Contracts satisfy applicable law. Purchasers of Contracts for use with any retirement plan should consult their legal and tax adviser regarding the suitability of the Contract. Brief descriptions follow of the various types of qualified retirement plans in connection with a Contract. The Company will amend the Contract as necessary to conform it to the requirements of such plan.



     For qualified plans under Section 401(a), 403(a), and 457, the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the Owner (or plan participant) (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the Owner (or plan participant) reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the Owner (or plan participant) reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time prior to the Owner's death.


     CORPORATE PENSION AND PROFIT SHARING PLANS AND H.R. 10 PLANS. Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract to provide benefits under the plans. Adverse tax consequences to the plan, to the participant or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments. Employers intending to use the Contract with such plans should seek competent advice.

     INDIVIDUAL RETIREMENT ANNUITIES. Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that may be contributed, the persons who may be eligible, and on the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.



     SIMPLIFIED EMPLOYEE PENSION (SEP) IRAS. Employers may establish Simplified Employee Pension (SEP) IRAs under Code section 408(k) to provide IRA contributions on behalf of their employees. In addition to all of the general Code rules governing IRAs, such plans are subject to certain Code requirements regarding participation and amounts of contributions.



     SIMPLE IRAS. Beginning January 1, 1997, certain small employers may establish SIMPLE plans as provided by Section 408(p) of the Code, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation up to $6,000 (as increased for cost of living adjustments). The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10 percent penalty tax, which is increased to 25 percent if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.



     ROTH IRAS. Effective January 1, 1998, section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to certain limitations, are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax and other special rules may apply. You should consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made
(1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to the Roth IRA.


     DEFERRED COMPENSATION PLANS. Section 457 of the Code provides for certain deferred compensation plans. These plans may be offered with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities, certain affiliates of such entities, and tax exempt organizations. The plans may permit participants to specify the form of investment for their deferred compensation account with respect to non-governmental plans, all investments are owned by the sponsoring employer and are subject to the claims of the general creditors of the employer. Depending on the terms of the particular plan, a non-governmental employer may be entitled to draw on deferred amounts for purposes unrelated to its Section 457 plan obligations. In general, all amounts distributed from a Section 457 plan to the owner or annuitant are taxable at the time of distribution.


     WITHHOLDING. Distributions from Contracts generally are subject to withholding for the Owner's federal income tax liability. The withholding rate varies according to the type of distribution and the Owner's tax status. The Owner will be provided the opportunity to elect not have tax withheld from distributions.



     "Eligible rollover distributions" from section 401(a) plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions such as distributions required by the Code or distributions in a specified annuity form. The 20% withholding does not apply, however, if the Owner chooses a "direct rollover" from the plan to another tax-qualified plan or IRA.


     RESTRICTIONS UNDER QUALIFIED CONTRACTS. Other restrictions with respect to the election, commencement, or distribution of benefits may apply under Qualified Contracts or under the terms of the plans in respect of which Qualified Contracts are issued.

     UNISEX LEGAL CONSIDERATIONS FOR EMPLOYERS. In 1983, the Supreme Court held in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. In addition, legislative, regulatory and decisional authority of some states may prohibit use of sex-distinct mortality tables under certain circumstances.

     Generally, the annuity payment rates under the Annuity Payment Options are based on tables that distinguish between men and women. As a result, different benefits may be paid to men and women of the same age. Employers and employee organizations should check with their legal advisers before purchasing these Contracts.

OTHER TAX CONSEQUENCES

     As noted above, the foregoing comments about the federal tax consequences under these Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in the prospectus. Further, the federal income tax consequences discussed herein reflect the Company's understanding of current law and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

                               OTHER INFORMATION

DISTRIBUTION OF THE CONTRACTS

     CNA/ISI, which is located at CNA Plaza, Chicago, Illinois 60685, is principal underwriter and distributor of the Contracts. CNA/ISI is an affiliate of the Company, is registered with the SEC as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. ("NASD"). The Company pays CNA/ISI for acting as principal underwriter under a distribution agreement. The Contracts are offered on a continuous basis and the Company does not anticipate discontinuing the offer.

     Applications for Contracts are solicited by agents who are licensed by applicable state insurance authorities to sell the Company's insurance contracts and who are also registered representatives of a broker-dealer having a selling agreement with CNA/ISI. Such broker-dealers will generally receive commissions based on a percentage of the Single Premium made (up to a maximum of 6.5%). The writing agent will receive a percentage of these commissions from the respective broker-dealer, depending on the practice of that broker-dealer. Owners do not pay these commissions. In general, commissions paid will vary with the type of Account and Guarantee Period durations selected by the Owner, with longer duration Guarantee Periods generating relatively higher commissions. Additional compensation may be paid in accordance with the rules of the NASD.

ADMINISTRATIVE SERVICES

     Financial Administration Services, Inc. administers the Contract on behalf of the Company at the Service Center. In this capacity, Financial Administration Services, Inc. is responsible for the following: processing Single Premiums, Annuity Payments, Death Benefits, surrenders, withdrawals, and transfers; preparing confirmation notices and periodic reports; calculating Account Values; distributing tax reports; and generally assisting Owners.

LEGAL PROCEEDINGS


     There are no legal proceedings to which the Separate Accounts are a party to or which the assets of the Separate Accounts are subject. The Company, as an insurance company, is ordinarily involved in litigation including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on its ability to meet its obligations under the Contract or to the Variable Account nor does the Company expect to incur significant losses from such actions.

LEGAL MATTERS


     All matters relating to Pennsylvania law pertaining to the Contracts, including the validity of the Contracts and the Company's authority to issue the Contracts, have been passed upon by Lynne Gugenheim, Esquire, Vice President and Associate General Counsel of the Company. Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to the federal securities laws.


EXPERTS


     The balance sheets of the Company as of December 31, 1997 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon, and included herein. Such financial statements are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                   ADDITIONAL INFORMATION ABOUT VALLEY FORGE
                             LIFE INSURANCE COMPANY

HISTORY AND BUSINESS


     Valley Forge Life Insurance Company ("VFL" or "the Company") is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"). Assurance is a wholly-owned subsidiary of Continental Casualty Company ("Casualty") which is wholly-owned by CNA Financial Corporation ("CNAF"). Loews Corporation owns approximately 84% of the outstanding common stock of CNAF.



     VFL sells a variety of individual and group insurance products. The individual insurance products consist primarily of term and universal life insurance policies and individual annuities. Group insurance products include life, pension and accident and health, consisting primarily of major medical and hospitalization. A new portfolio of variable products, including annuity and universal life products, was marketed in 1997. These products offer policyholders the option of allocating payments to one or more variable accounts or to a guaranteed income account or both. Payments allocated to the variable accounts are invested in corresponding investment portfolios where the investment risk is borne by the policyholder while payments allocated to the guaranteed income account earn a minimum guaranteed rate of interest for a specified period of time for annuity contracts and one year for life products.



     The operations, assets and liabilities of VFL and its parent, Assurance, are managed, to a large extent on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its separate account business, to its parent, Assurance. This business is then pooled with the business of Assurance, which excludes Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.


SELECTED FINANCIAL DATA

     The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus.

           SELECTED FINANCIAL DATA FOR THE PERIODS ENDED DECEMBER 31


----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                    1997          1996          1995          1994          1993
----------------------------------------------------------------------------------------------------------------------------
Net Investment Income.................................    $   29,913    $   29,312    $   31,494    $   22,759    $   16,144
----------------------------------------------------------------------------------------------------------------------------
Net Operating Income (Excluding Realized Investment
  Gains/Losses).......................................    $   10,600    $   13,618    $   13,551    $   10,408    $    4,655
----------------------------------------------------------------------------------------------------------------------------
Net Income............................................    $   13,300    $   16,719    $   22,510    $    7,482    $    7,107
----------------------------------------------------------------------------------------------------------------------------
Total Assets..........................................    $2,368,426    $1,980,802    $1,641,438    $1,447,122    $1,258,039
----------------------------------------------------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     Valley Forge Life Insurance Company ("VFL") is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"). Assurance is a wholly-owned subsidiary of Continental Casualty Company ("Casualty") which is wholly-owned by CNA Financial Corporation ("CNAF"). Loews Corporation owns approximately 84% of the outstanding common stock of CNAF.



     VFL sells a variety of individual and group insurance products. The individual insurance products consist primarily of term and universal life insurance policies and individual annuities. Group insurance products include life, accident and health, consisting primarily of major medical and hospitalization and pension products. A new portfolio of variable products, including annuity and universal life products was marketed in 1997. These products offer policyholders the option of allocating payments to one or more variable accounts or to a guaranteed income account or both. Payments allocated to the variable accounts are invested in corresponding investment portfolios where the investment risk is borne by the policyholder while payments allocated to the guaranteed income account earn a minimum guaranteed rate of interest for a specified period of time for annuity contracts and one year for life products.



     The operations, assets and liabilities of VFL and its parent, Assurance, are managed, to a large extent, on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its separate account business to its parent, Assurance. This business is then pooled with the business of Assurance, which excludes Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.



RESULTS OF OPERATIONS



     The following table summarizes key components of VFL's operating results for each of the last three years:



--------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                       1997       1996       1995
--------------------------------------------------------------------------------------------
(In thousands of dollars)
OPERATING REVENUES:
(excluding realized investment gains/losses):
Revenues:
  Group premium.............................................  $273,939   $272,914   $248,285
  Individual premium........................................    58,233     52,572     48,368
                                                              --------   --------   --------
    Total premiums..........................................   332,172    325,486    296,653
                                                              --------   --------   --------
Net investment income.......................................    29,913     29,312     31,494
Other.......................................................     6,872      8,217      4,818
                                                              --------   --------   --------
    Total revenues..........................................   368,957    363,015    332,965
Benefits and expenses.......................................   352,530    342,039    312,038
                                                              --------   --------   --------
  Operating income before income tax........................    16,427     20,976     20,927
Income tax expense..........................................    (5,827)    (7,358)    (7,376)
--------------------------------------------------------------------------------------------
    Net operating income
    (excluding realized investment gains/losses)              $ 10,600   $ 13,618   $ 13,551
============================================================================================
SUPPLEMENTAL FINANCIAL DATA:
Net operating income:
  Group.....................................................  $  4,255   $  5,409   $  7,954
  Individual................................................     6,345      8,209      5,597
                                                              --------   --------   --------
    Net operating income....................................    10,600     13,618     13,551
  Net realized investment gains.............................     2,730      3,101      8,959
--------------------------------------------------------------------------------------------
    Net income                                                $ 13,330   $ 16,719   $ 22,510
============================================================================================



     VFL's revenues, excluding net realized investment gains/losses, increased 1.6% to $369.0 million for 1997 as compared to $363.0 million for 1996 and up 10.8% from $333.0 million for 1995. Premiums for 1997 increased 2.1% to $332.2 million as compared to $325.5 million for 1996 and up 12.0% from 1995 premiums of $296.7 million. This increase is primarily due to the continued growth in individual sales of ViaTerm, a term life insurance product, of $5.5 million. Group premiums were up slightly for 1997 to $273.9 million as compared to $272.9 million for 1996. Increases in group accident and health premiums were offset by decreases in group annuities and reinsurance premiums.



     VFL's investment income increased from $29.3 million in 1996 to $29.9 million in 1997. Both years were lower than 1995's investment income of $31.5 million. The increase in 1997 can be attributed to a larger asset base of VFL's investment portfolio, offset by a slightly lower average yield on VFL's portfolio in 1997, as compared to 1996. The decrease in 1996 was mainly due to negative cash flow experienced in 1996 resulting in a reduction in the total investment portfolio.



FINANCIAL CONDITION



     Assets totaled $2,368.4 million at December 31, 1997, an increase of 19.6% over 1996. VFL's cash and invested assets of $570.5 million increased by $118.7 million, or 26.3%, over the 1996 level of $451.8 million.



     VFL's stockholder's equity was $216.3 million at December 31, 1997, compared to approximately $199.5 million and $195.5 million at December 31, 1996 and 1995, respectively. The increase in stockholder's equity in 1997 is due to net income of $13.3 million and a $3.4 million increase in net unrealized investment gains. The increase in stockholder's equity in 1996 was primarily due to net income of $16.7 million offset by $12.7 million decrease in net unrealized investment gains.



----------------------------------------------------------------------------------------
                                                                           STOCKHOLDER'S
                                                                ASSETS        EQUITY
----------------------------------------------------------------------------------------
(In thousands of dollars)

December 31, 1997...........................................  $2,368,426     $216,260
December 31, 1996...........................................   1,980,802      199,540
December 31, 1995...........................................   1,641,438      195,472
December 31, 1994...........................................   1,447,122      156,196
December 31, 1993...........................................   1,258,039      153,249
----------------------------------------------------------------------------------------

INVESTMENTS



     The following table summarizes VFL's investments shown at cost or amortized cost and carrying value for each of the last two years:



                          DISTRIBUTION OF INVESTMENTS



--------------------------------------------------------------------------------------------------------------
                       DECEMBER 31                              1997           %           1996           %
--------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

Fixed maturities:
  U.S. Treasury Securities and obligations of government
    agencies..............................................    $299,066        55.4%      $117,213        27.5%
  Asset-backed securities.................................      68,612        12.7        113,376        26.6
  Other debt securities...................................      98,589        18.3         90,843        21.4
                                                              --------       -----       --------       ------
    Total fixed maturities................................     466,267        86.4        321,432        75.5
Common stocks.............................................         981         0.2          1,073         0.3
Policy loans..............................................      66,971        12.4         60,267        14.2
Other invested assets.....................................         579         0.1             --        --
Short-term investments....................................       4,597         0.9         42,757        10.0
--------------------------------------------------------------------------------------------------------------
Investments at Amortized Cost                                 $539,395       100.0%      $425,529       100.0%
==============================================================================================================
Investments at Carrying Value*                                $545,968                   $427,049
==============================================================================================================



* As reported in the Balance Sheet



     The operations, assets and liabilities of VFL and Assurance are, to a large extent, managed on a combined basis. The investment portfolio is managed to maximize after-tax investment return while minimizing credit risks with investments concentrated in high quality securities to support insurance underwriting operations. The investment portfolios are segregated for the purpose of supporting policy liabilities for universal life, annuities and other interest sensitive products.



     VFL's investments in fixed maturities are carried at a fair value of $471.7 million at December 31, 1997, compared with $321.1 million at December 31, 1996. At December 31, 1997, net unrealized gains on fixed maturities amounted to approximately $5.4 million. This compares with net unrealized losses of approximately $.4 million at December 31, 1996. The gross unrealized gains and losses for the fixed maturities portfolio at December 31, 1997 were $6.2 million and $.8 million, respectively, compared to $3.2 million and $3.6 million, respectively, at December 31, 1996. Such fluctuations from year-to-year are primarily due to changes in interest rates.



     VFL's investments in equity securities are carried at a fair value of $2.3 million at December 31, 1997, compared with $3.0 million at December 31, 1996. At December 31, 1997, net unrealized gains on equity securities amounted to approximately $1.3 million. This compares with net unrealized gains of approximately $1.9 million at December 31, 1996. There were no unrealized losses on equity securities as of December 31, 1997 and 1996.



     VFL has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of VFL's asset/liability management strategies or to take advantage of investment opportunities generated by changing interest rates, tax and credit considerations, or other similar factors. Accordingly, the fixed maturities are classified as available-for-sale. See Note 2 of the Financial Statements for further information.

     The following table summarizes the ratings of VFL's fixed maturity portfolio at carrying value (market):



--------------------------------------------------------------------------------------------------------------
                       DECEMBER 31                              1997           %           1996           %
--------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

U.S. government and affiliated securities.................    $300,676        63.8%      $115,926        36.1%
Other AAA rated...........................................      75,531        16.0        127,910        39.8
AA and A rated............................................      61,404        13.0         33,913        10.6
BBB rated.................................................      27,292         5.8         38,272        11.9
Below investment grade....................................       6,804         1.4          5,045         1.6
--------------------------------------------------------------------------------------------------------------
    Total                                                     $471,707       100.0%      $321,066       100.0%
==============================================================================================================



     Included in VFL's fixed maturities at December 31, 1997, are $68.7 million of asset-backed securities, consisting of approximately 65.0% in collateralized mortgage obligations ("CMOs"), 28.2% in corporate asset-backed obligations, 6.4% in corporate mortgage-backed pass-through certificates and 0.4% in U.S. government and agency issued pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.



     CMOs are subject to prepayment risk that tends to vary with changes in interest rates. During periods of declining interest rates CMOs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. Conversely, during periods of rising interest rates, prepayments are generally slow. VFL limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. At December 31, 1997, net unrealized gains on CMOs amounted to approximately $.1 million, compared with unrealized losses of approximately $.1 million at December 31, 1996. VFL avoids investments in complex mortgage derivatives and does not have any investments in mortgage loans or real estate.



     VFL invests from time to time in certain derivative financial instruments primarily to reduce its exposure to market risk. See Notes 1 and 3 of VFL's Financial Statements for further information regarding derivatives.



     High yield securities are bonds rated below investment grade by bond rating agencies, and other unrated securities which, in the opinion of management, are below investment grade (below BBB). High yield securities generally involve a greater degree of risk than that of investment grade securities. Returns are expected to compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. VFL's concentration in high yield bonds was approximately 0.3% of total assets as of December 31, 1997 and 1996.



RISKS AND UNCERTAINTIES



     The following section discusses risks and uncertainties to which VFL is subject.



Credit Risk



     Credit risk arises from the potential inability of counterparties to perform on an obligation in accordance with the terms of the contract. VFL is exposed to credit risk in its capacity as counterparty in financial and insurance contracts, reinsurance arrangements and as a holder of securities. VFL accepts risk whenever a counterparty is obligated to perform under a contract. As a holder of securities, VFL is exposed to default by the issuer or to the possibility of market price deterioration. As a purchaser of reinsurance, VFL has exposure that a reinsurer may not be able to reimburse VFL under the terms of the reinsurance agreement. VFL has established policies and procedures to manage credit risk, including collateral requirements and master "netting arrangements."

Legal/Regulatory Risk



     Legal/regulatory risk is the risk that changes in the legal or regulatory environment in which VFL operates will create additional expenses not anticipated by VFL in pricing its products. Regulatory initiatives, tax law changes, new legal theories or insurance company insolvencies, through guaranty fund assessments, may create costs for the insurer beyond those currently recorded in the financial statements. VFL mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or region, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.



Impact of Year 2000 on VFL



     The widespread use of computer programs, both in the United States and internationally, that rely on two digit date fields to perform computations and decision making functions may cause computer systems to malfunction when processing information involving dates after the year 1999. Such malfunctions could lead to business delays and disruptions. All subsidiaries of CNAF, including VFL, utilize the same systems in conducting day-to-day operations. VFL is in the process of replacing many of its legacy systems and is upgrading its systems to accommodate business for the year 2000 and beyond. VFL believes that it is on schedule to resolve the year 2000 issue in a timely manner. VFL's cost to upgrade and replace its systems will be included as part of the total cost incurred by CNAF to replace and upgrade its systems. Based upon current assessments, CNAF estimates its total cost will be approximately $60 to $70 million. VFL will be allocated its proportionate share of this cost upon completion of the upgrade; however, a reasonable estimate of this cost is not currently available. Due to the interdependent nature of computer systems, VFL may be adversely impacted depending upon whether it or other entities not affiliated with VFL (vendors and business partners) address this issue successfully. To mitigate this impact, CNAF is communicating with its vendors and business partners to coordinate the year 2000 conversion. At this time, management is unable to determine whether the adverse impact, if any, in connection with the foregoing circumstances would be material to VFL.



LIQUIDITY AND CAPITAL RESOURCES



     The liquidity requirements of VFL have been met by funds generated from operating, investing and financing activities. VFL's principal operating cash flow sources are premiums, investment income, receipts for investment contracts sold and sales and maturities of investments. The primary operating cash flow uses are payments for claims, policy benefits, payments on matured policyholder contracts and operating expenses.



     For the year ended December 31, 1997, VFL's operating activities generated net positive cash flows of $20.5 million, compared with net negative cash flows of $136.8 million in 1996 and $18.9 million in 1995. The net positive cash flows from operations in 1997 are due, in large part, to the settlement of certain receivables from affiliates and higher revenues generated by the increase in premium volume. The deterioration in cash flow in 1996 was caused by significant acquisition and other first-year expenses related to the large volume of new business generated by VFL, as well as the delayed settlement of receivables from affiliates.



     VFL believes that future liquidity needs will be met primarily by cash generated from operations. Net cash flows from operations are primarily invested in marketable securities. Investment strategies employed by VFL consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.



     VFL's insurance ratings are pooled ratings with Assurance. The table below reflects insurance ratings for VFL/Assurance as of December 31, 1997:


                                        FINANCIAL STRENGTH        CLAIMS PAYING ABILITY

                                            A.M. BEST        STANDARD & POOR'S  DUFF & PHELPS
RATING................................      A                       AA-              AA

ACCOUNTING STANDARDS



Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities



     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement has been amended and is now effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 or 1997, depending on the type of transaction. This Statement has not and is not expected to have a significant impact on VFL.



Reporting Comprehensive Income



     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes accounting standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. This Statement is not expected to result in a significant change in VFL's disclosures.



Disclosures about Segments of an Enterprise and Related Information



     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. It requires that those enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets, and that the enterprises reconcile the total of those amounts to the general-purpose financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. VFL is currently evaluating the effect of this Statement on its business segment disclosure.



Accounting by Insurance and Other Enterprises for Insurance-Related Assessments



     In December 1997, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which provides guidance on accounting by entities that are subject to insurance-related assessments. It requires that entities recognize liabilities for insurance-related assessments when all of the following criteria have been met: an assessment has been imposed or a probable assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. VFL is currently evaluating the effects of this SOP on its accounting for insurance-related assessments.



Employers' Disclosures about Pensions and Other Postretirement Benefits



     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pension and other postretirement benefits to the extent practicable, and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The Statement also suggests combined formats for presentation of pension and other postretirement benefit disclosures. The Statement changes disclosure only and does not address measurement or recognition. It is effective for fiscal years beginning after

December 15, 1997. VFL has no employees, however, expenses are allocated to VFL for services provided by casualty employees. VFL is currently evaluating the effects of this Statement on its benefit plan disclosures.



FORWARD-LOOKING STATEMENTS



     When included in management's discussion and analysis, the words "expects," "intends," "anticipates," "estimates" and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, competition, changes in financial markets (credit, currency, commodities and stocks) changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings, and various other matters, many of which are beyond VFL's control. See discussions elsewhere in this report on how these risks may affect VFL. These forward-looking statements speak only as of the date of this Report. VFL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VFL's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.



                          OTHER ADDITIONAL INFORMATION


EMPLOYEES


     As of December 31, 1997, the Company had no employees as it has contracted with Casualty for services provided by Casualty employees. Casualty has experienced satisfactory labor relations and has never had work stoppages due to labor disputes.


PROPERTIES

     The Company does not own or directly lease any office space. The Company reimburses Casualty for its proportionate share of office facilities.

CERTAIN AGREEMENTS


     The Company is party to the Reinsurance Pooling Agreement with Assurance which was previously mentioned and is also discussed in the Notes to the Company's Financial Statements included in this Prospectus. In addition, the Company is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNAF and each of its subsidiaries are allocated to the appropriate company. All acquisition and underwriting expenses allocated to the Company are further subject to the Reinsurance Pooling Agreement with Assurance, so that acquisition and underwriting expenses recognized by the Company approximates ten percent of the combined acquisition and underwriting expenses of the Company and Assurance. For information regarding expenses pursuant to the CNA Intercompany Expense Agreement see Note 8 of the Notes to Financial Statements.


REGULATION


     The Company is subject to the laws of the Commonwealth of Pennsylvania governing insurance companies and to the regulations of the Pennsylvania Department of Insurance (the "Insurance Department"). Regulation by the Insurance Department includes periodic examination to determine, among other items, contract liabilities and reserves so that the Insurance Department may certify that these items are correct. The Company's books and accounts are subject to review by the Insurance Department at all times.



     In addition, the Company is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted.


     Further, many states regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfer payments in relation to the financial positions of the companies involved.


     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed as a result of the insolvencies of other insurers. The assessments are based on formulas, subject to prescribed limits, and are intended to fund the benefits and continuation of coverage for policyholders of the insolvent insurers. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own solvency.


     Although the Federal government generally does not directly regulate the business of insurance, Federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of the Company are subject to various Federal securities laws and regulations. In addition, current and proposed Federal measures that may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.



     Increased scrutiny of state regulated insurer solvency requirements by certain members of the U.S. Congress resulted in the National Association of Insurance Commissioners ("NAIC") developing industry minimum Risk-Based Capital ("RBC") requirements, establishing a formal state accreditation process designed to more closely regulate for solvency, minimizing the diversity of approved statutory accounting and actuarial practices, and increasing the annual statutory statement disclosure requirements.



     The RBC formulas are designed to identify an insurer's minimum capital requirements based upon the inherent risks (e.g., asset default, credit and underwriting) of its operations. In addition to the minimum capital requirements, the RBC formula and related regulations identify various levels of capital adequacy and corresponding actions that the state insurance departments should initiate. The level of capital adequacy below which insurance departments would take action is defined as the Company Action Level. As of December 31, 1997, the Company has capital in excess of the Company Action Level.

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age, positions and offices, term as director, and business experience during the past five years for the Company's directors and executive officers are listed in the following table:


----------------------------------------------------------------------------------------------------
                                      OFFICERS OF THE COMPANY
----------------------------------------------------------------------------------------------------
                                    POSITION(S) HELD
      NAME AND ADDRESS        AGE   WITH THE COMPANY  PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS
----------------------------------------------------------------------------------------------------
Dennis H. Chookaszian         54    Director,         Chairman of the Board and Chief Executive
CNA Plaza                           Chairman of the   Officer of CNA since September 1992. Prior
Chicago, IL 60685                   Board and Chief   thereto, Mr. Chookaszian was President and
                                    Executive         Chief Operating Officer of CNA. Mr.
                                    Officer           Chookaszian has served as a Director of the
                                                      Company since April 1978.
----------------------------------------------------------------------------------------------------
Philip L. Engel               57    Director and      President of CNA since September 1992. Prior
CNA Plaza                           President         thereto, Mr. Engel was Executive Vice
Chicago, IL 60685                                     President of CNA. Mr. Engel has served as a
                                                      Director of the Company since September 1992.
----------------------------------------------------------------------------------------------------
Michael C. Garner             45    Senior Vice       Senior Vice President of CNA since September
CNA Plaza                           President and     1993. Prior thereto, Mr. Garner was a partner
Chicago, IL 60685                   Director          of Coopers & Lybrand LLP. Mr. Garner has
                                                      served as a Director of the Company since
                                                      October 1996.
----------------------------------------------------------------------------------------------------
Bernard L. Hengesbaugh        51    Executive Vice    Executive Vice President and Chief Operating
CNA Plaza                           President and     Officer of CNA since February 1998. Prior
Chicago, IL 60685                   Chief Operating   thereto, Mr. Hengesbaugh was Senior Vice
                                    Officer           President of CNA since November 1990.
----------------------------------------------------------------------------------------------------
Peter E. Jokiel               50    Director and      Senior Vice President of CNA since November
CNA Plaza                           Senior Vice       1990. Chief Financial Officer of CNA from
Chicago, IL 60685                   President         November 1990 through October 1997. Mr. Jokiel
                                                      served as a Director of the Company from July
                                                      1992 through October 1997.
----------------------------------------------------------------------------------------------------
Jonathan D. Kantor            42    Senior Vice       Senior Vice President, Secretary and General
CNA Plaza                           President,        Counsel of CNA since April 1997. Group Vice
Chicago, IL 60685                   Secretary,        President of CNA since April 1994. Prior
                                    General Counsel   thereto, Mr. Kantor was a partner at the law
                                    and Director      firm of Shea & Gould.* Mr. Kantor has served
                                                      as a Director of the Company since April 1997.
----------------------------------------------------------------------------------------------------
Patricia L. Kubera            42    Group Vice        Group Vice President and Controller of CNA
CNA Plaza                           President,        since January 1993. Prior thereto, Ms. Kubera
Chicago, IL 60685                   Controller and    was Assistant Vice President of CNA. Ms.
                                    Director          Kubera has served as a Director of the Company
                                                      since November 1994.
----------------------------------------------------------------------------------------------------
W. James MacGinnitie          59    Senior Vice       Senior Vice President and Chief Financial
CNA Plaza                           President, Chief  Officer of CNA since October 1997. From 1994
Chicago, IL 60685                   Financial         through 1997, Mr. MacGinnitie was a partner at
                                    Officer and       Ernst & Young. Prior thereto, Mr. MacGinnitie
                                    Director          was a principal with Tillinghast. Mr.
                                                      MacGinnitie has served as a Director of the
                                                      Company since October 1997.
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                      OFFICERS OF THE COMPANY
----------------------------------------------------------------------------------------------------
                                    POSITION(S) HELD
      NAME AND ADDRESS        AGE   WITH THE COMPANY  PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS
----------------------------------------------------------------------------------------------------
William H. Sharkey, Jr.       49    Senior Vice       Senior Vice President of CNA since January
CNA Plaza                           President and     1994. Prior thereto, Mr. Sharkey was Senior
Chicago, IL 60685                   Director          Vice President of Cigna Healthcare from
                                                      October 1991 through February 1994. Mr.
                                                      Sharkey has served as a Director of the
                                                      Company since November 1994.
----------------------------------------------------------------------------------------------------



     Each director is elected to serve until the next annual meeting of stockholders or until his or her successor is elected and shall have qualified. Some directors hold various executive positions with insurance company affiliates of the Company. Executive officers serve at the discretion of the Board of Directors.



     * Shea & Gould declared bankruptcy in 1995.


EXECUTIVE COMPENSATION


     The following table includes compensation paid by CNAF and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the next four most highly compensated Executive Officers as of December 31, 1997. These officers also serve as executive officers of VFL; therefore, an applicable portion of their compensation (4.45%) is charged to VFL.


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION


-----------------------------------------------------------------------------------------------------------
                                                 ANNUAL COMPENSATION       LONG-TERM
                                                ----------------------    COMPENSATION         ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR    SALARY(A)     BONUS(B)    PAYMENTS(C)       COMPENSATION(D)
-----------------------------------------------------------------------------------------------------------
Dennis H. Chookaszian...............    1997       950,000       --         1,650,000           129,288(e)
  Chairman of the Board and             1996       950,000       --         1,450,000            51,362(f)
  Chief Executive Officer of            1995     1,593,027       --           --                 66,587
  CNA Insurance Companies
Philip L. Engel.....................    1997       800,000       --           500,000            62,226(e)
  President                             1996       800,000       --           400,000            40,131(f)
  CNA Insurance Companies               1995       962,587       --           --                 40,429
Carolyn L. Murphy...................    1997       600,000     480,000        --                 25,200
  Senior Vice President                 1996       600,000     317,000        --                 25,200
  CNA Insurance Companies               1995       562,307     206,000        --                 23,100
Adrian M. Tocklin...................    1997       550,000     417,000        --                 23,100
  Senior Vice President                 1996       548,595     225,000        --                 23,100
  CNA Insurance Companies               1995       474,808     170,000        154,180(g)         10,741
Peter E. Jokiel.....................    1997       550,000     399,000        --                 23,100
  Senior Vice President                 1996       500,000     240,000        --                 21,000
  CNA Insurance Companies               1995       450,000     154,000        --                 18,900
-----------------------------------------------------------------------------------------------------------



Notes



(a) Base salary includes compensation deferred under the CNA Savings Plan and CNA Supplemental Savings Plan.



(b) Amounts disclosed are for bonus awards earned and accrued in the year indicated under the company's annual incentive plans hereinafter described. Bonus awards are typically paid in March of the following year.



(c) Represents payout under the Incentive Compensation Plan for Executive Officers.

(d) Represents amounts contributed or accrued to the named officers for the CNA Savings Plan and CNA Supplemental Savings Plan.



(e) Includes $27,356 and $11,260 of insurance premiums paid by the company on behalf of Messrs. Chookaszian and Engel, respectively.



(f) Includes $10,422, and $6,009 of Long Term Disability Insurance Premium paid by the company on behalf Mr. Chookaszian and Mr. Engel, respectively.



(g) Continental Long-Term Incentive Program payment.


EMPLOYMENT CONTRACTS


     The Company is a wholly-owned subsidiary of Assurance. Assurance is a wholly-owned subsidiary of Casualty which is wholly-owned by CNAF. Loews Corporation owns approximately 84% of the outstanding common stock of CNAF. All employees of the CNA Insurance Companies are employed by Casualty, with the exception of Dennis H. Chookaszian and Philip L. Engel who are employees of CNAF.



     CNAF is party to employment agreements (the "Agreements") with each of Dennis H. Chookaszian and Philip L. Engel. The Agreements are for a three-year term at an annual Base Salary of $950,000 for Mr. Chookaszian and $800,000 for Mr. Engel. The Agreements provide for the adoption by the Board of an Incentive Compensation Plan which will provide Mr. Chookaszian and Mr. Engel with an opportunity to earn a bonus based on performance and attainment of specified corporate goals. In all other respects, the agreements contain substantially the same terms as the prior agreements as approved by the Board in February of 1992. A brief summary of the Plan as adopted by the CNA Board is set forth herein.



     Each of the Agreements requires CNAF to provide long-term disability coverage and permits the employee to participate in other benefit programs offered by the Company to its employees. In the event of death or disability, the employee is entitled to be paid the Base Salary to the end of the month in which such death or disability occurs and a prorated amount based on assumed attainment of the incentive compensation in effect at the time. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. The employee may participate in the Qualified and Supplemental Savings Plan established by CNAF wherein CNAF pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings.



     CNAF may terminate each Agreement without cause at any time, in which event CNAF is required to continue to make payments to the employee for a period of three years from the date of termination at a fixed rate based on Base Salary and the incentive compensation in effect at the time of such termination. Each Agreement contemplates negotiation of a renewal for an additional three year period at the expiration of its term on December 31, 1998 and provides that if the parties have not reached an agreement before March 31, 1999 at a Base Salary and opportunity for incentive compensation of not less than the amount of Base Salary and incentive compensation provided for the year 1998 at substantially the same terms as the expiring agreement, then the employment shall be considered terminated by CNAF and the employee shall be entitled to termination pay for a period of three years based on the combined Base Salary and the assumed incentive compensation for 1998. If a renewal is not negotiated before December 31, 1998, the Executives shall become employees-at-will for a three month period at an actual salary representing the combined Base Salary and assumed Incentive Compensation for the year 1998.

     The Incentive Compensation Committee of CNAF has granted Mr. Chookaszian and Mr. Engel, subject to shareholder approval of the Incentive Compensation Plan, allocations under the Incentive Compensation Plan entitling each of them to awards thereunder of a maximum of $1,650,000 for Mr. Chookaszian and $500,000 for Mr. Engel for the year 1997. A maximum of $1,850,000 for 1998 has been granted to Mr. Chookaszian and a maximum of $600,000 for the year 1998 has been granted to Mr. Engel. The actual awards to Messrs. Chookaszian and Engel would be subject to the attainment of specific performance goals in relation to after-tax income CNAF, excluding realized investment gains and losses.


RETIREMENT PLANS

                               PENSION PLAN TABLE
                           NORMAL RETIREMENT IN 1997

                                         ESTIMATED ANNUAL PENSION FOR
                                   REPRESENTATIVE YEARS OF CREDITED SERVICE
--------------------------------------------------------------------------------------------------------------
       AVERAGE
        ANNUAL
     COMPENSATION            15                20                 25                 30                 35
--------------------------------------------------------------------------------------------------------------
$  400,000............    $116,618         $  155,491         $  194,364         $  206,570         $  218,777
   500,000............     146,618            195,491            244,364            259,904            275,444
   600,000............     176,618            235,491            294,364            313,237            332,111
   700,000............     206,618            275,491            344,364            366,571            388,778
   800,000............     236,618            315,491            394,364            419,904            445,445
   900,000............     266,618            355,491            444,364            473,238            502,112
 1,000,000............     296,618            395,491            494,364            526,571            558,779
 1,100,000............     326,618            435,491            544,364            579,905            615,446
 1,200,000............     356,618            475,491            594,364            633,238            672,113
 1,300,000............     386,618            515,491            644,364            686,572            728,780
 1,400,000............     416,618            555,491            694,364            739,905            785,447
 1,500,000............     446,618            595,491            744,364            793,219            842,114
 1,600,000............     476,618            635,491            794,364            846,572            898,781
 1,700,000............     506,618            675,491            844,364            899,906            955,448
 1,800,000............     536,618            715,491            894,364            953,239          1,012,115
 1,900,000............     566,618            755,491            944,364          1,006,573          1,068,782
 2,000,000............     596,618            795,491            994,364          1,059,906          1,125,449
 2,100,000............     626,618            835,491          1,044,364          1,113,240          1,182,116
 2,200,000............     656,618            875,491          1,094,364          1,166,573          1,238,783
 2,300,000............     686,618            915,491          1,144,364          1,219,907          1,295,450
 2,400,000............     716,618            955,491          1,194,364          1,273,240          1,352,117
 2,500,000............     746,618            995,491          1,244,364          1,326,574          1,408,784
 2,600,000............     776,618          1,035,491          1,294,364          1,379,907          1,465,451
 2,700,000............     806,618          1,075,491          1,344,364          1,433,241          1,522,118
 2,800,000............     836,618          1,115,491          1,394,364          1,486,574          1,578,785
 2,900,000............     866,618          1,155,491          1,444,364          1,539,908          1,635,452

     The amounts in the table reflect deductions for estimated Social Security payments.


     Mr. Chookaszian, Mr. Engel, Ms. Murphy, Ms. Tocklin and Mr. Jokiel have 22, 32, 20, 22 and 16 years of credited service, respectively.



     Casualty provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan for all eligible salaried employees, including executive officers (the "Supplemental Retirement Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans gives effect to benefits provided under the Supplemental Retirement Plan.

     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with Casualty). Compensation under the Retirement Plans consists of salary paid by Casualty and its subsidiaries included under "Salary", "Bonus", and "Long-Term Compensation Payouts" in the Summary Compensation Table above. The table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1997 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholder


Valley Forge Life Insurance Company



     We have audited the accompanying balance sheets of Valley Forge Life Insurance Company (a wholly-owned subsidiary of Continental Assurance Company, which is a wholly-owned subsidiary of Continental Casualty Company, a wholly-owned subsidiary of CNA Financial Corporation, an affiliate of Loews Corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the financial position of Valley Forge Life Insurance Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



Deloitte & Touche LLP


Chicago, Illinois


February 18, 1998

     The following financial statements are those of Valley Forge Life Insurance Company and not those of the Separate Account. They are included for the purpose of informing investors as to the financial position and operations of the Company.



                      VALLEY FORGE LIFE INSURANCE COMPANY



                                 BALANCE SHEET






-------------------------------------------------------------------------------------
                        DECEMBER 31                              1997         1996
-------------------------------------------------------------------------------------
(In thousands of dollars)
ASSETS:
  Investments:
    Fixed maturities available-for-sale (cost: $466,267 and
     $321,432)..............................................  $  471,707   $  321,066
    Equity securities available-for-sale (cost: $981 and
     $1,073)................................................       2,260        2,959
    Policy loans............................................      66,971       60,267
    Other invested assets...................................         433           --
    Short-term investments..................................       4,597       42,757
                                                              ----------   ----------
        TOTAL INVESTMENTS...................................     545,968      427,049
  Cash......................................................      24,565       24,759
  Receivables:
    Reinsurance receivables.................................   1,586,471    1,320,583
    Premium and other insurance receivables.................      65,196       61,390
    Less allowance for doubtful accounts....................        (285)        (378)
  Deferred acquisition costs................................      95,354       74,589
  Accrued investment income.................................       5,245        4,945
  Receivables for securities sold...........................         744           --
  Deferred income taxes.....................................          --          312
  Due from affiliates.......................................      35,999       67,499
  Other.....................................................         228           54
  Separate Account business.................................       8,941           --
-------------------------------------------------------------------------------------
        TOTAL ASSETS                                          $2,368,426   $1,980,802
=====================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities:
  Insurance reserves:
    Future policy benefits..................................  $1,906,899   $1,621,504
    Claims..................................................      81,242       60,568
    Policyholders' funds....................................      39,928       38,145
  Payables for securities purchased.........................         497           --
  Federal income taxes payable..............................       5,975        3,824
  Deferred income taxes.....................................       4,098           --
  Commissions and other payables............................      19,787       22,004
  Other.....................................................      84,799       35,217
  Separate Account business.................................       8,941           --
                                                              ----------   ----------
        TOTAL LIABILITIES...................................   2,152,166    1,781,262
                                                              ----------   ----------
Commitments and contingent liabilities--Note 7 and 9
Stockholder's Equity
  Common stock ($50 par value; Authorized-200,000 shares;
    Issued-50,000 shares)...................................       2,500        2,500
  Additional paid-in capital................................      39,150       39,150
  Retained earnings.........................................     170,230      156,900
  Net unrealized investment gains...........................       4,380          990
                                                              ----------   ----------
        TOTAL STOCKHOLDER'S EQUITY..........................     216,260      199,540
-------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY            $2,368,426   $1,980,802
=====================================================================================



                See accompanying Notes to Financial Statements.

                      VALLEY FORGE LIFE INSURANCE COMPANY



                            STATEMENT OF OPERATIONS



------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                         1997        1996        1995
------------------------------------------------------------------------------------------------
(In thousands of dollars)
Revenues:
  Premiums..................................................    $332,172    $325,486    $296,653
  Net investment income.....................................      29,913      29,312      31,494
  Realized investment gains.................................       4,200       4,771      13,783
  Other.....................................................       6,872       8,217       4,818
                                                                --------    --------    --------
                                                                 373,157     367,786     346,748
                                                                --------    --------    --------
Benefits and expenses:
  Insurance claims and policyholders' benefits..............     307,207     304,840     270,936
  Amortization of deferred acquisition costs................      11,818       1,177       6,066
  Other operating expenses..................................      33,505      36,022      35,036
                                                                --------    --------    --------
                                                                 352,530     342,039     312,038
                                                                --------    --------    --------
    Income before income tax................................      20,627      25,747      34,710
Income tax expense..........................................       7,297       9,028      12,200
================================================================================================
    NET INCOME                                                  $ 13,330    $ 16,719    $ 22,510
================================================================================================



                See accompanying Notes to Financial Statements.

                      VALLEY FORGE LIFE INSURANCE COMPANY



                       STATEMENT OF STOCKHOLDER'S EQUITY



-------------------------------------------------------------------------------------------------------------------------
                                                                                                     NET
                                                                       ADDITIONAL                 UNREALIZED
                                                             COMMON     PAID-IN     RETAINED      INVESTMENT
                                                              STOCK     CAPITAL     EARNINGS    GAINS (LOSSES)    TOTAL
-------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
BALANCE, JANUARY 1, 1995...................................  $2,500     $39,150     $117,671       $ (3,125)     $156,196
  Net income...............................................    --         --          22,510        --             22,510
  Change in net unrealized gains/(losses)..................    --         --           --            16,766        16,766
                                                             ------     -------     --------       --------      --------
BALANCE, DECEMBER 31, 1995.................................   2,500      39,150      140,181         13,641       195,472
  Net income...............................................    --         --          16,719        --             16,719
  Change in net unrealized gains/(losses)..................    --         --           --           (12,651)      (12,651)
                                                             ------     -------     --------       --------      --------
BALANCE, DECEMBER 31, 1996.................................   2,500      39,150      156,900            990       199,540
  Net income...............................................    --         --          13,330        --             13,330
  Change in net unrealized gains/(losses)..................    --         --           --             3,390         3,390
=========================================================================================================================
BALANCE, DECEMBER 31, 1997                                   $2,500     $39,150     $170,230       $  4,380      $216,260
=========================================================================================================================



                See accompanying Notes to Financial Statements.

                      VALLEY FORGE LIFE INSURANCE COMPANY



                            STATEMENT OF CASH FLOWS



-----------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                       1997        1996        1995
-----------------------------------------------------------------------------------------------
                                   (In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  13,330   $  16,719   $  22,510
                                                              ---------   ---------   ---------
  Adjustments to reconcile net income to net cash flows from operating activities:
    Net realized investment gains, pre-tax..................     (4,200)     (4,771)    (13,783)
    Amortization of bond discount...........................     (2,438)     (4,922)     (3,921)
    Changes in:
      Insurance receivables, net............................   (269,787)   (254,549)   (151,415)
      Deferred acquisition costs............................    (20,765)    (23,989)     (9,267)
      Accrued investment income.............................       (300)       (258)         69
      Due from affiliates...................................     31,500     (62,563)    (55,308)
      Federal income taxes..................................      2,151       4,399         (28)
      Deferred income taxes.................................      2,581       3,309         453
      Insurance reserves....................................    221,252     198,239     156,530
      Commissions and other payables........................     (2,217)      9,368       5,594
      Other, net............................................     49,429     (17,744)     29,619
                                                              ---------   ---------   ---------
            TOTAL ADJUSTMENTS...............................      7,206    (153,481)    (41,457)
                                                              ---------   ---------   ---------
            NET CASH FLOWS FROM OPERATING ACTIVITIES........     20,536    (136,762)    (18,947)
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed maturities.............................   (464,361)   (535,263)   (361,579)
  Proceeds from fixed maturities:
    Sales...................................................    278,459     530,828     336,731
    Maturities, calls and redemptions.......................     45,442      36,726      51,046
  Purchases of equity securities............................     (1,334)       (728)     --
  Proceeds from sales of equity securities..................      2,447       1,306      --
  Change in short-term investments..........................     39,301      (2,851)      1,901
  Change in policy loans....................................     (6,704)     (4,259)     (9,007)
  Change in other invested assets...........................       (580)     --          --
  Other, net................................................     --              72          85
                                                              ---------   ---------   ---------
            NET CASH FLOWS FROM INVESTING ACTIVITIES........   (107,330)     25,831      19,177
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts for investment contracts credited to policyholder
    account balances........................................    111,478      98,091      40,398
  Return of policyholder account balances in investment
    contracts...............................................    (24,878)     (4,504)       (451)
                                                              ---------   ---------   ---------
            NET CASH FLOWS FROM FINANCING ACTIVITIES........     86,600      93,587      39,947
                                                              ---------   ---------   ---------
            NET CASH FLOWS..................................       (194)    (17,344)     40,177
Cash at beginning of period.................................     24,759      42,103       1,926
-----------------------------------------------------------------------------------------------
CASH AT END OF PERIOD.......................................  $  24,565   $  24,759   $  42,103
===============================================================================================
Supplemental disclosures of cash flow information:
  Federal income taxes paid.................................  $   2,488   $   1,965   $   6,531
===============================================================================================



                See accompanying Notes to Financial Statements.

                      VALLEY FORGE LIFE INSURANCE COMPANY



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1. SIGNIFICANT ACCOUNTING POLICIES:



BASIS OF PRESENTATION



     Valley Forge Life Insurance Company ("VFL") is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"). Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation ("CNAF"). Loews Corporation owns approximately 84% of the outstanding common stock of CNAF.



     VFL sells a variety of individual and group insurance products. The individual insurance products consist primarily of term and universal life insurance policies and individual annuities. Group insurance products include life, pension and accident and health, consisting primarily of major medical and hospitalization.



     The operations, assets and liabilities of VFL and its parent, Assurance, are managed, to a large extent, on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its separate account business, to its parent, Assurance. This business is then pooled with the business of Assurance, which excludes Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.



     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1997.



     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



INSURANCE



     Premium revenue--Revenues on universal life type contracts are comprised of contract charges and fees which are recognized over the coverage period. Accident and health insurance premiums are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Other life insurance premiums are recognized as revenue when due, after deductions for ceded insurance.



     Future policy benefit reserves--Reserves for traditional life insurance products (whole and term life products) are computed based upon the net level premium method using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 11%, and mortality, morbidity and withdrawal assumptions reflect VFL and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses beyond the premium paying period. Reserves for universal life-type contracts are equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.9% to 7.3% for the three years ended December 31, 1997.



     Claim reserves--Claim reserves include provisions for reported claims in the course of settlement and estimates of unreported losses based upon past experience.



     Reinsurance--In addition to the pooling agreement with Assurance, VFL also assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. VFL utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with VFL's retained amount varying by type of coverage. VFL's reinsurance includes quota

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 1.--(CONTINUED)


share, yearly renewable term and facultative programs. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability.



     Deferred acquisition costs--Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on traditional life business are amortized over their assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of the estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted, as appropriate. Based on 1996 evaluations, the assumed interest rate spreads were adjusted, the effect of which was to reduce amortization by approximately $3.0 million for the year ended December 31, 1996.



INVESTMENTS



     Valuation of investments--VFL classifies its fixed maturities and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in investment income.



     Policy loans are carried at unpaid balances. Short-term investments, which have an original maturity of one year or less, are carried at amortized cost which approximates market value. VFL has no real estate or mortgage loans. VFL accounts for its derivative securities under the fair value method. Under this method the derivative securities are recorded at fair value at the reporting date with changes in fair value reflected in realized investment gains and losses. VFL's derivatives are made up of interest rate caps and purchased options and are classified as other invested assets.



     Investment gains and losses--All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturities and equity securities are reflected as part of stockholder's equity, net of applicable deferred income taxes. Investments are written down to estimated fair values and losses are charged to income when a decline in value is considered to be other than temporary.



     Securities sold under repurchase agreements--VFL has a securities lending program where securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102% if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper). VFL continues to receive the interest on the loaned debt securities, as beneficial owner and, accordingly, the loaned debt securities are included within fixed maturities. The liabilities for securities sold subject to repurchase agreements are recorded at their contractual repurchase amounts. VFL had no securities on loan at December 31, 1997 or 1996.



     Separate Account business--VFL writes certain annuity contracts and universal life policies. The supporting assets and liabilities of these contracts and policies are legally segregated and reflected as assets and liabilities of Separate Account business. Substantially all assets of the Separate Account business are carried at fair value. Separate account liabilities are principally obligations due to contractholders, which are carried at contract values.



INCOME TAXES



     The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return bases of assets and liabilities under the liability method. Temporary differences primarily relate to insurance reserves, investment valuation differences, net unrealized investment gains/losses and deferred acquisition costs.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 2. INVESTMENTS:



                                     NET INVESTMENT INCOME
-----------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1997         1996         1995
-----------------------------------------------------------------------------------------------
(In thousands of dollars)
Fixed maturities:
  Taxable bonds.............................................  $20,669      $21,597      $21,576
  Tax exempt bonds..........................................        1           12           23
Equity securities...........................................       72           59           64
Policy loans................................................    4,264        3,669        3,925
Short-term investments......................................    4,885        4,197        6,037
Security repurchase transactions............................       --           --          135
Other.......................................................      200           --            2
                                                              -------      -------      -------
                                                               30,091       29,534       31,762
Investment expense..........................................      178          222          268
-----------------------------------------------------------------------------------------------
        NET INVESTMENT INCOME                                 $29,913      $29,312      $31,494
===============================================================================================



                             ANALYSIS OF INVESTMENT GAINS (LOSSES)
------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1997          1996         1995
------------------------------------------------------------------------------------------------
(In thousands of dollars)
Realized investment gains (losses):
  Fixed maturities..........................................  $ 3,333      $  4,123      $13,674
  Equity securities.........................................    1,021           578           --
  Other.....................................................     (154)           70          109
                                                              -------      --------      -------
                                                                4,200         4,771       13,783
Income tax expense..........................................   (1,470)       (1,670)      (4,824)
                                                              -------      --------      -------
        NET REALIZED INVESTMENT GAINS.......................    2,730         3,101        8,959
                                                              -------      --------      -------
Change in net unrealized investment gains (losses):
  Fixed maturities..........................................    5,806       (20,726)      25,405
  Equity securities.........................................     (607)        1,263          389
  Other, principally Separate Account business..............       20            --           --
                                                              -------      --------      -------
                                                                5,219       (19,463)      25,794
  Income tax (expense) benefit..............................   (1,829)        6,812       (9,028)
                                                              -------      --------      -------
        CHANGE IN NET UNREALIZED INVESTMENT GAINS
        (LOSSES)............................................    3,390       (12,651)      16,766
------------------------------------------------------------------------------------------------
        NET REALIZED AND UNREALIZED INVESTMENT GAINS
        (LOSSES)                                              $ 6,120      $ (9,550)     $25,725
================================================================================================



SUMMARY OF GROSS REALIZED


INVESTMENT GAINS (LOSSES) FOR FIXED


MATURITIES AND EQUITY SECURITIES



-------------------------------------------------------------------------------------------------------------------------
                                                       1997                      1996                      1995
                                              -----------------------   -----------------------   -----------------------
                                                FIXED        EQUITY       FIXED        EQUITY       FIXED        EQUITY
           YEAR ENDED DECEMBER 31             MATURITIES   SECURITIES   MATURITIES   SECURITIES   MATURITIES   SECURITIES
-------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Proceeds from sales.........................   $278,459      $2,447      $530,828      $1,306      $336,731      $  --
                                               ========      ======      ========      ======      ========      =====
Gross realized gains........................   $  4,793      $1,113      $  7,927      $  578      $ 18,185         --
Gross realized losses.......................     (1,460)        (92)       (3,804)         --        (4,511)        --
-------------------------------------------------------------------------------------------------------------------------
    NET REALIZED GAINS ON SALES                $  3,333      $1,021      $  4,123      $  578      $ 13,674      $  --
=========================================================================================================================

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 2.--(CONTINUED)


ANALYSIS OF NET UNREALIZED INVESTMENT GAINS
(LOSSES) INCLUDED IN STOCKHOLDER'S EQUITY
--------------------------------------------------------------------------------



                                                                           1997                           1996
                                                                ---------------------------    ---------------------------
                        DECEMBER 31                             GAINS     LOSSES      NET      GAINS     LOSSES      NET
--------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Fixed maturities............................................    $6,227    $(787)    $ 5,440    $3,226    $(3,592)   $ (366)
Equity securities...........................................     1,279       --       1,279     1,886         --     1,886
Other, principally Separate Account business................        20       --          20        --         --        --
                                                                ------    -----     -------    ------    -------    ------
                                                                $7,526    $(787)      6,739    $5,112    $(3,592)    1,520
                                                                ======    =====                ======    =======
Deferred income tax expense.................................                         (2,359)                          (530)
--------------------------------------------------------------------------------------------------------------------------
  NET UNREALIZED INVESTMENT GAINS                                                   $ 4,380                         $  990
==========================================================================================================================



SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------



                                                                               GROSS         GROSS
                                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                     DECEMBER 31, 1997                            COST         GAINS         LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
United States Treasury securities and obligations of
  government agencies.......................................    $299,066       $2,073        $  711      $300,428
Asset-backed securities.....................................      68,612          147            74        68,685
Corporate securities........................................      72,431        2,384             2        74,813
Other debt securities.......................................      26,158        1,623            --        27,781
                                                                --------       ------        ------      --------
    Total fixed maturities..................................     466,267        6,227           787       471,707
Equity securities...........................................         981        1,279            --         2,260
-----------------------------------------------------------------------------------------------------------------
    TOTAL                                                       $467,248       $7,506        $  787      $473,967
=================================================================================================================
DECEMBER 31, 1996
United States Treasury securities and obligations of
  government agencies.......................................    $117,213       $  141        $2,486      $114,868
Asset-backed securities.....................................     113,376          641           767       113,251
States, municipalities and political
  subdivisions-tax-exempt...................................          30           --            --            30
Corporate securities........................................      55,196          988           335        55,849
Other debt securities.......................................      35,617        1,456             4        37,068
                                                                --------       ------        ------      --------
    Total fixed maturities..................................     321,432        3,226         3,592       321,066
Equity securities...........................................       1,073        1,886            --         2,959
-----------------------------------------------------------------------------------------------------------------
    TOTAL                                                       $322,505       $5,112        $3,592      $324,025
=================================================================================================================



SUMMARY OF INVESTMENTS IN FIXED
MATURITIES BY CONTRACTUAL MATURITY
--------------------------------------------------------------------------------------------------------------
                                                                        1997                     1996
                                                                ---------------------    ---------------------
                                                                AMORTIZED     MARKET     AMORTIZED     MARKET
                        DECEMBER 31                               COST        VALUE        COST        VALUE
--------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Due in one year or less.....................................    $  2,249     $  2,255    $  3,299     $  3,305
Due after one year through five years.......................     302,053      301,749     118,507      116,223
Due after five years through ten years......................      54,663       56,502      47,998       48,866
Due after ten years.........................................      38,690       42,516      38,252       39,421
Asset-backed securities not due at a single maturity date...      68,612       68,685     113,376      113,251
--------------------------------------------------------------------------------------------------------------
    TOTAL                                                       $466,267     $471,707    $321,432     $321,066
==============================================================================================================



     Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 2.--(CONTINUED)


     There are no investments, other than equity securities, that have not produced income for the years ended December 31, 1997 and 1996. There are no investments in a single issuer, other than the U.S. government, that when aggregated exceed 10% of stockholder's equity.



NOTE 3. FAIR VALUE OF FINANCIAL INSTRUMENTS:



     Fair values are required to be disclosed for all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair value. The estimates presented herein are subjective in nature and are not necessarily indicative of the amounts VFL could realize in a current market exchange. Any difference would not be expected to be material.



     All nonfinancial instruments such as deferred acquisition costs, reinsurance receivables, deferred income taxes and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of VFL.



     The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, premium and other insurance receivables, accrued investment income, receivables for securities sold, payables for securities purchased and certain other assets and other liabilities because of their short-term nature. Accordingly, these financial instruments are not listed in the table below.



     The carrying amounts and estimated fair values of VFL's other financial instrument assets and liabilities are listed below:



-----------------------------------------------------------------------------------------------------------
                                                                      1997                    1996
                                                              ---------------------   ---------------------
                                                              CARRYING   ESTIMATED    CARRYING   ESTIMATED
                        DECEMBER 31                            AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
-----------------------------------------------------------------------------------------------------------
(In thousands of dollars)
FINANCIAL ASSETS
  Investments:
    Fixed maturities........................................  $471,707    $471,707    $321,066    $321,066
    Equity securities.......................................     2,260       2,260       2,959       2,959
    Policy loans............................................    66,971      63,756      60,267      56,169
    Other invested assets...................................       433         433       --         --
Separate Account business:
    Fixed maturities........................................     3,198       3,198       --         --
    Equity securities.......................................     5,233       5,233       --         --
    Other...................................................       305         305       --         --
FINANCIAL LIABILITIES
    Premium deposits and annuity contracts..................   266,093     247,567     167,049     153,676
===========================================================================================================



     The following methods and assumptions were used by VFL in estimating the fair value amounts for financial instruments:



          Fixed maturities and equity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.



          The fair values for policy loans are estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 3.--(CONTINUED):


          Valuation techniques to determine fair value of other Separate Account business assets consist of discounted cash flows and quoted market prices of (a) the investments or (b) comparable instruments. The fair value of other Separate Account business liabilities approximates their carrying value.



          Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.



     VFL invests from time to time in certain derivative financial instruments primarily to reduce its exposure to market risk. Financial instruments used for such purposes may include interest rate caps, put and call options, commitments to purchase securities, futures and forwards. VFL also uses derivatives to mitigate the risk associated with certain guaranteed annuity contracts by purchasing certain options in a notional amount equal to the original customer deposit. VFL generally does not hold or issue these instruments for trading purposes.



     Derivative financial instruments consist of interest rate caps in the general account and purchased options in the Separate Accounts at December 31, 1997. The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1997 totaled $50 million. The gross notional principal or contractual amounts of derivative financial instruments in the Separate Accounts totaled $1.5 million at December 31, 1997. VFL had no derivative financial instrument holdings at December 31, 1996. The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.



     The fair values associated with derivative financial instruments are generally affected by interest rates, equity stock prices and foreign exchange rates. The credit exposure associated with these instruments is generally limited to the fair value of the instruments and will vary based on the creditworthiness of the counterparties. The risk of default depends on the creditworthiness of the counterparty to the instrument. Although VFL is exposed to the aforementioned credit risk, it does not expect any counterparty to fail to perform as contracted based on the creditworthiness of the counterparties. Due to the nature of the derivative securities, VFL does not require collateral.



     The fair value of derivatives generally reflects the estimated amounts that VFL would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of VFL's derivatives. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments. The fair value of derivative financial instruments in the general account and Separate Accounts at December 31, 1997 totaled $.4 million and $.3 million, respectively. Net realized losses on derivative financial instruments held in the general account totaled $.1 million for the year ended December 31, 1997, while net realized losses on derivatives in the Separate Accounts were negligible for the same period.



     Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.



     An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount. The notional principal amount is not actually borrowed or repaid.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 4. STATUTORY CAPITAL AND SURPLUS:



     Statutory capital and surplus and net income for VFL are determined in accordance with accounting practices prescribed or permitted by the Pennsylvania Insurance Department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. VFL has no material permitted accounting practices. VFL had statutory net losses of $1.0 million and $2.7 million for the years ended December 31, 1997 and 1996, and net income of $8.9 million for the year ended December 31, 1995. The statutory net losses for 1997 and 1996 were primarily due to the immediate expensing of acquisition costs which were substantial as a result of the increase in sales of individual life and annuity products. Under GAAP, such costs are capitalized and amortized to income over the duration of these contracts. Statutory capital and surplus for VFL was $125.3 million and $124.3 million at December 31, 1997 and 1996, respectively.



     The payment of dividends by VFL to Assurance without prior approval of the Pennsylvania Insurance Department is limited to formula amounts. As of December 31, 1997 and 1996, approximately $12.5 million and $12.4 million, respectively, was not subject to prior Insurance Department approval.



NOTE 5. BENEFIT PLANS:



     VFL has no employees as it has contracted with Casualty for services provided by Casualty employees. As Casualty is a wholly-owned subsidiary of CNAF, all Casualty employees are covered by CNAF's Benefit Plans. The plans are discussed below.



PENSION PLAN



     CNAF has noncontributory pension plans covering all full-time employees age 21 or over who have completed at least one year of service. Casualty is included in the CNA Employees' Retirement Plan and VFL is allocated their proportionate share of these expenses. While the benefits for the plans vary, they are generally based on years of credited service and the employee's highest sixty consecutive months of compensation.



     CNAF's funding policy is to make contributions in accordance with applicable governmental regulatory requirements. The assets of the plans are invested primarily in U.S. government securities with the balance in short-term investments, common stocks and other fixed income securities.



     The funded status is determined using assumptions at the end of the year. Underfunded plans are those plans for which the accumulated benefit obligation is in excess of plan assets. Overfunded plans are those plans for which plan assets exceed the accumulated benefit obligations. Pension cost is determined using assumptions at the beginning of the year.



     The net pension cost allocated to VFL was $4.0 million, $3.6 million and $1.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 5.--(CONTINUED):


     The following table sets forth the plans' funded status and amounts recognized in CNAF's consolidated financial statements at December 31, 1997, 1996 and 1995:



ACCUMULATED BENEFIT OBLIGATION

---------------------------------------------------------------------------------------------------------------------------
                                                             1997                 1996                       1995
                                                          -----------   ------------------------   ------------------------
                                                          UNDERFUNDED   OVERFUNDED   UNDERFUNDED   OVERFUNDED   UNDERFUNDED
DECEMBER 31                                                  PLANS        PLANS         PLANS        PLANS         PLANS
---------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Actuarial present value of accumulated plan benefits:
  Vested................................................  $1,339,708     $517,221     $622,548      $491,052     $646,017
  Nonvested.............................................      76,992       37,718       32,369        28,346       14,126
---------------------------------------------------------------------------------------------------------------------------
    ACCUMULATED BENEFIT OBLIGATION                        $1,416,700     $554,939     $654,917      $519,398     $660,143
===========================================================================================================================



NET PENSION ASSET (LIABILITY)

--------------------------------------------------------------------------------------------------------------------------
                                                            1997                 1996                       1995
                                                         -----------   ------------------------   ------------------------
                                                         UNDERFUNDED   OVERFUNDED   UNDERFUNDED   OVERFUNDED   UNDERFUNDED
DECEMBER 31                                                 PLANS        PLANS         PLANS        PLANS         PLANS
--------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Projected benefit obligation...........................  $1,779,799     $777,755     $ 788,333    $ 769,999     $ 809,308
Plan assets at fair value..............................   1,312,592      701,854       503,623      629,673       496,264
                                                         ----------     --------     ---------    ---------     ---------
  Plan assets less than projected benefit obligation...    (467,207)     (75,901)     (284,710)    (140,326)     (313,044)
Unrecognized net asset at January 1, 1986, being
  recognized over 12 years.............................      (2,124)      (7,099)       --          (12,176)       --
Unrecognized prior service costs.......................      88,006       19,077        77,747       21,445       104,042
Unrecognized net gain (loss)...........................     218,204      122,173       (11,793)     164,585        13,508
--------------------------------------------------------------------------------------------------------------------------
    NET PENSION (LIABILITY) ASSET                        $ (163,121)    $ 58,250     $(218,756)   $  33,528     $(195,494)
==========================================================================================================================



NET PERIODIC PENSION COST

--------------------------------------------------------------------------------------------------------------------------
                                                            1997                 1996                       1995
                                                         -----------   ------------------------   ------------------------
                                                         UNDERFUNDED   OVERFUNDED   UNDERFUNDED   OVERFUNDED   UNDERFUNDED
DECEMBER 31                                                 PLANS        PLANS         PLANS        PLANS         PLANS
--------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Net periodic pension cost:
  Service cost-benefits attributed to employee service
    during the year....................................   $  54,321     $ 36,489     $ 18,825     $  32,118     $ 11,596
  Interest cost on projected benefit obligation........     118,668       53,549       56,771        51,056       32,760
  Actual return on plan assets.........................    (102,950)     (31,106)     (29,013)     (115,363)     (43,432)
  Net amortization and deferral........................      17,370      (16,059)      (5,982)       72,415       19,547
--------------------------------------------------------------------------------------------------------------------------
    NET PERIODIC PENSION COST                             $  87,409     $ 42,873     $ 40,601     $  40,226     $ 20,471
==========================================================================================================================



     Actuarial assumptions are set forth in the following table:



ASSUMPTIONS

-----------------------------------------------------------------------------------------------------
DECEMBER 31                                                   1997      1996         1995       1994
-----------------------------------------------------------------------------------------------------
Discount rate...............................................  7.25%        7.50%        7.25%   8.50%
Rate of increase in compensation levels*....................  2.75         2.75         2.75    4.00
Expected long-term rate of return on plan assets............  7.50    7.75-8.50    7.50-8.50    8.75
-----------------------------------------------------------------------------------------------------



* Excludes age/service related merit and productivity increases.



POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS



     CNAF provides certain health and dental care benefits for eligible retirees, through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNAF funds benefit costs principally on the basis of current benefit payments.

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 5.--(CONTINUED):


     The net postretirement benefit cost allocated to VFL was $2.1 million, $1.3 million and $.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.



     The following table sets forth the amounts recognized in CNAF's consolidated financial statements at December 31, 1997, 1996 and 1995:



ACCRUED POSTRETIREMENT BENEFIT COST
------------------------------------------------------------------------------------------------
                        DECEMBER 31                               1997        1996        1995
------------------------------------------------------------------------------------------------
(In thousands of dollars)
Accumulated postretirement benefit obligation:
  Retirees..................................................    $201,985    $171,950    $185,507
  Fully eligible, active plan participants..................      72,818      89,009      59,173
  Other active plan participants............................      87,207      88,191      62,540
                                                                --------    --------    --------
    Total accumulated postretirement benefit obligation.....     362,010     349,150     307,220
Plan assets at fair value...................................        (509)      --          --
Unrecognized prior service cost.............................        (203)        (70)      --
Unrecognized net (loss) gain................................      (8,197)    (12,215)      7,380
------------------------------------------------------------------------------------------------
    ACCRUED POSTRETIREMENT BENEFIT COST                         $353,101    $336,865    $314,600
================================================================================================



          NET PERIODIC POSTRETIREMENT BENEFIT COST
------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                         1997        1996       1995*
------------------------------------------------------------------------------------------------
(In thousands of dollars)
Net periodic postretirement benefit cost:
  Service cost/benefits attributed to employee service
    during the year.........................................    $ 10,156    $ 11,935    $  5,969
  Interest cost on accumulated post retirement benefit
    obligation..............................................      25,135      24,146      17,506
  Expected return on assets.................................         (25)      --          --
  Amortization..............................................        (322)        374        (941)
------------------------------------------------------------------------------------------------
    NET PERIODIC POSTRETIREMENT BENEFIT COST                    $ 34,944    $ 36,455    $ 22,534
================================================================================================



* The 1995 data includes The Continental Corporation Retirement Plans from acquisition date.



                        ASSUMPTIONS
------------------------------------------------------------------------------------------
                        DECEMBER 31                               1997      1996      1995
------------------------------------------------------------------------------------------
Discount rate:
  Assumptions used in determining net periodic benefit
    cost....................................................      7.50%     7.25%     8.50%
  Assumptions used in determining the projected benefit
    obligation (liability)..................................      7.25%     7.50%     7.25%
------------------------------------------------------------------------------------------



     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 1997, declining to an ultimate rate of 5% in 2002. The health care cost trend rate assumption has a significant effect on the amount of the benefit obligation and periodic cost reported. An increase in the assumed health care cost trend rate of 1% in each year would increase CNAF's accumulated postretirement benefit obligation as of December 31, 1997 by $23.9 million and the aggregate net periodic postretirement benefit cost for 1997 by $2.9 million.



SAVINGS PLAN



     Casualty is included in the CNA Employees' Savings Plan which is a contributory plan that allows employees to make regular contributions of up to 6% of their salary. VFL is allocated its proportionate share of CNA Employees' Savings Plan expenses. CNAF contributes an additional amount equal to 70% of the employee's regular contribution. Employees may also make an additional contribution of up to 10% of their salaries for which there is no additional contribution by CNAF. CNAF contributions allocated to and

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 5.--(CONTINUED):


expensed by VFL for the Savings Plan were $.2 million, $1.0 million and $.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.



NOTE 6. INCOME TAXES:



     VFL is taxed under the provisions of the Internal Revenue Code, as applicable to life insurance companies, and is included in the consolidated Federal income tax return with CNAF and its eligible subsidiaries (CNA Tax Group), which in turn is included in the consolidated Federal income tax return of Loews and its eligible subsidiaries. The Federal income tax provision of VFL is computed as if VFL were filing its own separate return.



     VFL maintains a special tax memorandum account designated as the "Shareholder's Surplus Account." Dividends from this account may be distributed to the shareholder without resulting in any additional tax. The amount in the Shareholder's Surplus Account was $121.8 million and $100.0 million at December 31, 1997 and 1996, respectively. Another tax memorandum account, defined as the "Policyholders' Surplus Account," totaled $5.4 million at both December 31, 1997 and 1996. No further additions to this account are allowed. Amounts accumulated in the Policyholders' Surplus Account are subject to income tax if distributed to the stockholder. VFL has not provided for such a tax as VFL has no plans for such a distribution.



     Significant components of VFL's deferred tax assets and liabilities as of December 31, 1997 and 1996 are shown in the table below:



                COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES
---------------------------------------------------------------------------------
                        DECEMBER 31                             1997       1996
---------------------------------------------------------------------------------
(In thousands of dollars)
Insurance reserves..........................................  $ 24,961   $ 17,166
Deferred acquisition costs..................................   (33,374)   (22,078)
Investment valuation........................................     6,129      5,411
Net unrealized gains........................................    (2,359)      (530)
Receivables.................................................    (2,486)      (646)
Other, net..................................................     3,031        989
---------------------------------------------------------------------------------
   NET DEFERRED TAX (LIABILITIES) ASSETS                      $ (4,098)  $    312
=================================================================================



     At December 31, 1997, gross deferred tax assets and liabilities amounted to $35.1 million and $39.2 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1996, amounted to $24.9 million and $24.6 million, respectively. VFL has not established a valuation reserve at December 31, 1996 as it believes that all deferred tax assets are fully realizable.



     The components of income tax expense are as follows:



---------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1997        1996        1995
---------------------------------------------------------------------------------------------
(In thousands of dollars)
Current tax expense.........................................  $4,716      $5,719      $11,747
Deferred tax expense........................................   2,581       3,309          453
---------------------------------------------------------------------------------------------
    TOTAL INCOME TAX EXPENSE                                  $7,297      $9,028      $12,200
=============================================================================================

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 6.--(CONTINUED):


     The components of total income tax expense are allocated between operating income and realized capital gains and losses in the following table.



---------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1997        1996        1995
---------------------------------------------------------------------------------------------
(In thousands of dollars)
Income tax expense on:
  Operating income..........................................  $5,827      $7,358      $ 7,376
  Realized investment gains.................................   1,470       1,670        4,824
---------------------------------------------------------------------------------------------
    TOTAL INCOME TAX EXPENSE                                  $7,297      $9,028      $12,200
=============================================================================================



     A reconciliation of the statutory federal income tax rate on income is as follows:



------------------------------------------------------------------------------------------------------------------------
                                                                        % OF                 % OF                  % OF
                                                                       PRETAX               PRETAX                PRETAX
                   YEAR ENDED DECEMBER 31                      1997    INCOME       1996    INCOME       1995     INCOME
------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Income taxes at statutory rates.............................  $7,219    35.0       $9,011    35.0       $12,149    35.0
Other.......................................................      78     0.4           17     0.1            51     0.2
------------------------------------------------------------------------------------------------------------------------
    INCOME TAX AT EFFECTIVE RATES                             $7,297    35.4       $9,028    35.1       $12,200    35.2
========================================================================================================================



NOTE 7. REINSURANCE:



     The ceding of insurance does not discharge primary liability of the original insurer. VFL places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in VFL's state of domicile, VFL receives collateral, primarily in the form of bank letters of credit. Such collateral totaled approximately $0.1 million at both December 31, 1997 and 1996.



     In the table below, the majority of life premium revenue is from long duration type contracts, while the majority of accident and health earned premiums are from short duration contracts. The effects of reinsurance on premium revenues are shown in the following schedule:



--------------------------------------------------------------------------------------------------------------------
                                                                             PREMIUMS
                                                            ------------------------------------------   ASSUMED/NET
                  YEAR ENDED DECEMBER 31                     DIRECT     ASSUMED     CEDED       NET           %
--------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
1997
  Life....................................................  $564,891   $ 81,502    $567,217   $ 79,176       103%
  Accident and Health.....................................     2,776    252,996       2,776    252,996       100
                                                            --------   --------    --------   --------       ---
    Total premiums........................................  $567,667   $334,498    $569,993   $332,172       101%
                                                            ========   ========    ========   ========       ===
1996
  Life....................................................  $422,700   $ 72,718    $424,907   $ 70,511       103%
  Accident and Health.....................................     1,080    254,975       1,080    254,975       100
                                                            --------   --------    --------   --------       ---
    Total premiums........................................  $423,780   $327,693    $425,987   $325,486       101%
                                                            ========   ========    ========   ========       ===
1995
  Life....................................................  $316,011   $ 75,053    $316,577   $ 74,487       101%
  Accident and Health.....................................       422    222,166         422    222,166       100
                                                            --------   --------    --------   --------
    Total premiums........................................  $316,433   $297,219    $316,999   $296,653       100%
====================================================================================================================

                      VALLEY FORGE LIFE INSURANCE COMPANY

NOTE 7.--(CONTINUED)


     Transactions with Assurance, as part of the pooling agreement described in
Note 1, are reflected in the above table. Premium revenues ceded to non-affiliated companies were $116.2 million, $43.0 million and $9.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, insurance claims and policyholder benefits are net of reinsurance recoveries from non-affiliated companies of $77.8 million, $7.0 million and $6.1 million for the years ended December 31, 1997, 1996 and 1995, respectively.



     Reinsurance receivables reflected on the balance sheet are recoverables from reinsurers related to insurance reserves. These balances were approximately $1.6 billion and $1.3 billion at December 31, 1997 and 1996, respectively, are principally due from Assurance pursuant to the Reinsurance Pooling agreement.



     The impact of reinsurance, including transactions with Assurance, on life insurance in force is shown in the following schedule:



-------------------------------------------------------------------------------------------------------------------
                                                                     LIFE INSURANCE IN FORCE
                                                             ----------------------------------------   ASSUMED/NET
                                                              DIRECT    ASSUMED     CEDED       NET          %
-------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
December 31, 1997..........................................  $166,308   $25,557    $168,353   $23,512      108.7%
December 31, 1996..........................................   108,126    22,085     109,873    20,338      108.6
December 31, 1995..........................................    57,138    16,996      58,442    15,692      108.3
===================================================================================================================



NOTE 8. RELATED PARTIES:



     As discussed in Note 1, VFL is party to a pooling agreement with its parent, Assurance. In addition, VFL is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNAF and each of its subsidiaries are allocated to the appropriate company. All acquisition and underwriting expenses allocated to VFL are further subject to the Reinsurance Pooling Agreement with Assurance, so that acquisition and underwriting expenses recognized by VFL approximate ten percent of the combined acquisition and underwriting expenses of VFL and Assurance. Pursuant to the foregoing agreements, VFL recorded amortization of deferred acquisition costs and other operating expenses totaling $45.3 million, $37.2 million and $41.1 million for 1997, 1996 and 1995, respectively. Expenses of VFL exclude $9.9 million, $12.3 million and $5.5 million of general and administrative expenses incurred by VFL and allocated to CNAF for the years ended December 31, 1997, 1996 and 1995, respectively. VFL had a $36.0 million and $67.5 million affiliated receivable at December 31, 1997 and 1996, respectively, for net cash settlements due from Assurance in the normal course of operations related to pooling and general expense reimbursements. There are no interest charges on intercompany receivables or payables.



NOTE 9. LEGAL:



     VFL is party to litigation arising in the ordinary course of business. The outcome of this litigation will not, in the opinion of management, materially affect the results of operations or equity of VFL.

                      VALLEY FORGE LIFE INSURANCE COMPANY



                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED



NOTE 10. BUSINESS SEGMENTS:



------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                             1997          1996          1995
------------------------------------------------------------------------------------------------------
(In thousands of dollars)
REVENUES
  Individual................................................    $   72,204    $   70,208    $   69,577
  Group.....................................................       296,753       292,807       263,388
  Realized gains............................................         4,200         4,771        13,783
                                                                ----------    ----------    ----------
        Total...............................................    $  373,157    $  367,786    $  346,748
                                                                ==========    ==========    ==========
INCOME BEFORE INCOME TAX
  Individual................................................    $    9,952    $   12,752    $    8,611
  Group.....................................................         6,475         8,224        12,316
  Realized gains............................................         4,200         4,771        13,783
                                                                ----------    ----------    ----------
        Total...............................................    $   20,627    $   25,747    $   34,710
                                                                ==========    ==========    ==========
NET INCOME
  Individual................................................    $    6,345    $    8,209    $    5,597
  Group.....................................................         4,255         5,409         7,954
  Realized gains............................................         2,730         3,101         8,959
                                                                ----------    ----------    ----------
        Total...............................................    $   13,330    $   16,719    $   22,510
                                                                ==========    ==========    ==========
ASSETS
  Individual................................................    $1,824,854    $1,522,900    $1,360,942
  Group.....................................................       543,572       457,902       280,496
                                                                ----------    ----------    ----------
        Total...............................................    $2,368,426    $1,980,802    $1,641,438
======================================================================================================



     Assets and investment income are allocated to business segments based on cash flows after attribution of separately identifiable assets. Income taxes have been allocated on the basis of taxable operating income of the respective insurance segments.



     Group revenues include $211.5 million, $210.1 million and $187.0 million for the years ended December 31, 1997, 1996 and 1995, respectively, under contracts covering U.S. government employees and their dependents ("FEHBP").



                                    * * * *

                                   APPENDIX A

     The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred, or applied to an Annuity Payment Option by the Market Value Adjustment Factor. The Market Value Adjustment factor is calculated as:

   3 1   1+A 2   (N/12)  -1 4
         1+B

          where:

          "a" is the Credited Rate;

          "b" is the Current Rate. Where the time remaining to the expiration of the Guarantee Period is not comparable to a Guarantee Period duration then offered by the Company, "b" is the rate found by linear interpolation between the rate for the Guarantee Periods having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and

          "n" is the number of complete months remaining before the expiration of the Guarantee Period for the Account from which the surrender, withdrawal, transfer, or application to an Annuity Payment Option is being made.


As an example of calculating "b" by linear interpolation, if the time remaining to the expiration of the Guarantee Period is 4.5 years, the interpolated Guaranteed Interest Rate is equal to the sum of one-fourth of the three-year Guaranteed Interest Rate and three-fourths of the five-year Guaranteed Interest Rate. If the three-year Guaranteed Interest Rate is 3.6% and the five-year Guaranteed Interest Rate is 4%, the interpolated Guaranteed Interest Rate equals 3.9%--that is, 3.6% multiplied by 0.25 plus 4% multiplied by 0.75.


     The following examples illustrate the effect of the Market Value Adjustment and surrender charge on a surrender of Interest Account Value (Example 1A), Index Account Value (Example 1B), and a Contract with both Account types (Example 1C) prior to the end of the applicable Guarantee Period in an interest rate environment in which rates are rising and falling, but are ultimately higher at the time of surrender; thus the Market Value Adjustment will operate to reduce the amount paid upon surrender.

EXAMPLE 1A: SURRENDER OF INTEREST ACCOUNT VALUE 3 YEARS AFTER ISSUE


-----------------------------------------------------------------------
INTEREST ACCOUNT ASSUMPTIONS--
-----------------------------------------------------------------------
Guaranteed Interest Rate....................................      3.75%
Guarantee Period............................................    7 years
Net Single Premium Allocated................................    $10,000
Applicable Surrender Charge Percentage......................         7%
-----------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------
                                                    YEARS
                        INTEREST     INTEREST    REMAINING -     CURRENT RATE     MARKET VALUE
      CONTRACT          ACCOUNT       CREDIT      GUARANTEE     FOR REMAINING      ADJUSTMENT    SURRENDER
        YEARS            VALUE      (YEAR-END)     PERIOD      GUARANTEE PERIOD      FACTOR       CHARGE
----------------------------------------------------------------------------------------------------------
          0            $   10,000     $  375          7              3.75%           0.00000       $700
----------------------------------------------------------------------------------------------------------
          1                10,375     389.06          6              3.25%           0.02941        700
----------------------------------------------------------------------------------------------------------
          2             10,764.06     403.65          5              3.75%           0.00000        700
----------------------------------------------------------------------------------------------------------
          3             11,167.71                     4              4.75%          -0.03764        700
----------------------------------------------------------------------------------------------------------



     If the Owner surrenders the Interest Account Value three years after issue ($11,167.71), then the amount paid on surrender will equal the Interest Account Value increased or decreased by the application of the Market Value Adjustment, less surrender charge, or $11,167.71, minus $420.35, minus $700, or $10,047.36.

EXAMPLE 1B: SURRENDER OF INDEXED ACCOUNT VALUE 3 YEARS AFTER ISSUE


-----------------------------------------------------------------------
INDEXED ACCOUNT ASSUMPTIONS --
-----------------------------------------------------------------------
Index Participation Rate....................................        45%
Floor.......................................................         0%
Cap.........................................................         8%
Guarantee Period............................................    5 years
Guaranteed Interest Rate for 5 Year Guaranteed Interest
  Account...................................................      3.75%
Net Single Premium Allocated................................    $15,000
Applicable Surrender Charge Percentage......................         7%
-----------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------
                                                                                           CURRENT
                                                       INDEX                              RATE FOR      MARKET
                        INDEXED     YEAR     FINAL    INCREASE     INDEX      REMAINING   REMAINING     VALUE
      CONTRACT          ACCOUNT     START   AVERAGE     %AGE      INCREASE    GUARANTEE   GUARANTEE   ADJUSTMENT   SURRENDER
        YEARS            VALUE      INDEX    INDEX     FACTOR    (YEAR-END)    PERIOD      PERIOD       FACTOR      CHARGE
----------------------------------------------------------------------------------------------------------------------------
          0            $   15,000   1,100    1,150      2.05%    $  306.82        5         3.75%       0.00000     $1,050
----------------------------------------------------------------------------------------------------------------------------
          1             15,306.82   1,100    1,300      8.00%     1,224.55        4         3.25%       0.01951      1,050
----------------------------------------------------------------------------------------------------------------------------
          2             16,531.36   1,250    1,200      0.00%            0        3         3.75%       0.00000      1,050
----------------------------------------------------------------------------------------------------------------------------
          3             16,531.36   1,100                                         2         4.50%      -0.01430      1,050
----------------------------------------------------------------------------------------------------------------------------



     If the Owner surrenders the Indexed Account Value three years after issue ($16,531.36), then the amount paid on surrender will equal the Interest Account Value increased or decreased by the application of the Market Value Adjustment, less surrender charge, or $16,531.36, minus $236.40, minus $1,050, or $15,244.96.


EXAMPLE 1C:  SURRENDER OF INTEREST ACCOUNT VALUE AND INDEXED ACCOUNT VALUE 3
             YEARS AFTER ISSUE


---------------------------------------------------------------------
INTEREST ACCOUNT ASSUMPTIONS--
---------------------------------------------------------------------
Guaranteed Interest Rate....................................    3.75%
Guarantee Period............................................  7 years
Net Single Premium Allocated................................  $10,000
Applicable Surrender Charge Percentage......................       7%
---------------------------------------------------------------------
INDEXED ACCOUNT ASSUMPTIONS--
---------------------------------------------------------------------
Index Participation Rate....................................      45%
Floor.......................................................       0%
Cap.........................................................       8%
Guarantee Period............................................  5 years
Guaranteed Interest Rate for 5 Year Guaranteed Interest
  Account...................................................    3.75%
Net Single Premium Allocated................................  $15,000
Applicable Surrender Charge Percentage......................       7%
---------------------------------------------------------------------

     Thus, the assumed Net Single Premium is $25,000. $10,000 has been allocated to an Interest Account, as described in Example 1A; and $15,000 has been allocated to an Indexed Account, as described in Example 1B. Based on these assumptions, values under the contract would be as follows:


--------------------------------------------------------------------------------------------------
                        INTEREST     INDEXED                   ADJUSTED                  ADJUSTED
      CONTRACT          ACCOUNT      ACCOUNT      ACCOUNT      ACCOUNT     REFERENCE    REFERENCE
        YEAR             VALUE        VALUE        VALUE        VALUE        VALUE        VALUE
--------------------------------------------------------------------------------------------------
          0            $   10,000   $   15,000   $   25,000   $   25,000   $22,500.00   $22,500.00
--------------------------------------------------------------------------------------------------
          1                10,375    15,306.82    25,681.82    26,285.60    23,046.14    23,587.96
--------------------------------------------------------------------------------------------------
          2             10,764.06    16,531.36    27,295.42    27,295.43    23,606.02    23,606.02
--------------------------------------------------------------------------------------------------
          3             11,167.71    16,531.36    27,699.07    27,042.25    24,172.18    23,598.99
--------------------------------------------------------------------------------------------------



     If the Owner surrenders the Contract three years after issue, then the amount paid on surrender will equal the greater of (i) the Surrender Value (the sum of the Surrender Value of the Interest Account, and of the Indexed Account, or $25,292.32) or (ii) the Adjusted Reference Value ($23,598.99). Accordingly, the amount paid on surrender would equal the Surrender Value of $25,292.25.

                                   APPENDIX B

     THE EXAMPLES BELOW ARE INTENDED ONLY TO ILLUSTRATE THE CALCULATION OF INDEXED ACCOUNT VALUE, INDEX INCREASES, AND REFERENCE VALUE, AND ARE NOT INTENDED TO REFLECT PAST PERFORMANCE OR PREDICT FUTURE PERFORMANCE OF THE INDEX. THE S&P 500(R) WILL INCREASE AND DECREASE OVER TIME, AND DURING ANY GIVEN PERIOD OF TIME, MAY REMAIN RELATIVELY CONSTANT, OR MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS. INDEX INCREASES ARE CALCULATED IN ACCORDANCE WITH THE TERMS OF THE CONTRACT, AND DUE TO THE EFFECT OF THE INDEX PARTICIPATION RATE, CAP AND FLOOR, WILL NOT CORRESPOND DIRECTLY TO INCREASES (OR DECREASES) IN THE INDEX.


     The following examples illustrate the calculation of the Index Increases (if any) credited to an Indexed Account, and the resulting Indexed Account Value and Reference Value. Each example assumes that (i) the entire Net Single Premium of $10,000 has been allocated to an Indexed Account with a five year Guarantee Period; (ii) the applicable Index Participation Rate is 45%; (iii) the applicable Floor is 0%; (iv) the applicable Cap is 8%; and (v) the rider cost is 0.85%. (The daily equivalent of the rider cost, which is reflected in Reference Value, is 0.002319%.) Actual Index Participation Rates, Caps, and Floors under the Contract may be different.


     EXAMPLE 1A: Example 1A assumes that the Index (the S&P 500(R)) remains flat, or constant, over the course of the Guarantee Period applicable to the Indexed Account. Given this assumption, Indexed Account Value, Index Increases, and Reference Value over the course of the five year Guarantee Period would be as follows:


--------------------------------------------------------------------------------------------------------------
                                          INDEX
           INDEXED     YEAR     FINAL    INCREASE     INDEX      YEAR-START   REFERENCE     RIDER      EXCESS
CONTRACT   ACCOUNT     START   AVERAGE     %AGE      INCREASE    REFERENCE      VALUE     CHARGE TO   INTEREST
 YEARS      VALUE      INDEX    INDEX     FACTOR    (YEAR-END)     VALUE      INTEREST    YEAR-END     CREDIT
--------------------------------------------------------------------------------------------------------------
   0      $10,000.00   1,100    1,100     0.00%       $0.00      $9,000.00     $268.73     $84.64      $0.00
--------------------------------------------------------------------------------------------------------------
   1       10,000.00   1,100    1,100     0.00%        0.00       9,184.09      274.25      84.64       0.00
--------------------------------------------------------------------------------------------------------------
   2       10,000.00   1,100    1,100     0.00%        0.00       9,373.70      279.94      84.64       0.00
--------------------------------------------------------------------------------------------------------------
   3       10,000.00   1,100    1,100     0.00%        0.00       9,569.00      285.80      84.64       0.00
--------------------------------------------------------------------------------------------------------------
   4       10,000.00   1,100    1,100     0.00%        0.00       9,770.16      291.83      84.64       0.00
--------------------------------------------------------------------------------------------------------------
   5       10,000.00                                              9,977.36
--------------------------------------------------------------------------------------------------------------



     EXAMPLE 1B: Example 1B assumes that the Index (the S&P 500(R)) increases and decreases over the course of the Guarantee Period applicable to the Indexed Account. In addition, the Example assumes that the Index Increase after the end of Contract Year 1 is subject to the Cap of 8%. (In other words, but for the Cap, the Index Increase after Contract Year 1 would have been higher than 8%.) Given the assumptions set forth above, Indexed Account Value, Index Increases, and Reference Value over the course of the five year Guarantee Period would be as follows:



--------------------------------------------------------------------------------------------------------------
                                          INDEX
           INDEXED     YEAR     FINAL    INCREASE     INDEX      YEAR-START   REFERENCE     RIDER      EXCESS
CONTRACT   ACCOUNT     START   AVERAGE     %AGE      INCREASE    REFERENCE      VALUE     CHARGE TO   INTEREST
 YEARS      VALUE      INDEX    INDEX     FACTOR    (YEAR-END)     VALUE      INTEREST    YEAR-END     CREDIT
--------------------------------------------------------------------------------------------------------------
   0      $10,000.00   1,100    1,300     8.00%      $   800     $9,000.00     $268.73     $84.64      $0.00
--------------------------------------------------------------------------------------------------------------
   1       10,800.00   1,300    1,410     3.81%       411.23      9,184.09      274.15      91.41       0.00
--------------------------------------------------------------------------------------------------------------
   2       11,211.23   1,425    1,300     0.00%         0.00      9,366.83      279.58      94.89       0.00
--------------------------------------------------------------------------------------------------------------
   3       11,211.23   1,300    1,350     1.73%       194.04      9,551.52      285.13      94.89       0.00
--------------------------------------------------------------------------------------------------------------
   4       11,405.27   1,340    1,300     0.00%         0.00      9,741.36      290.81      96.54       6.87
--------------------------------------------------------------------------------------------------------------
   7       11,405.27                                              9,942.89
--------------------------------------------------------------------------------------------------------------


     EXAMPLE 1C: Example 1C assumes that the Index (the S&P 500(R)) increases and decreases over the course of the Guarantee Period applicable to the Indexed Account. In addition, the Example assumes that overall, the Index does not experience significant increases over the course of the Guaranteed Period. Given the assumptions set forth above, Indexed Account Value, Index Increases, and Reference Value over the course of the five year Guarantee Period would be as follows:


---------------------------------------------------------------------------------------------------------------
                                           INDEX
           INDEXED      YEAR     FINAL    INCREASE     INDEX      YEAR-START   REFERENCE     RIDER      EXCESS
CONTRACT   ACCOUNT     START    AVERAGE     %AGE      INCREASE    REFERENCE      VALUE     CHARGE TO   INTEREST
 YEARS      VALUE      INDEX     INDEX     FACTOR    (YEAR-END)     VALUE      INTEREST    YEAR-END     CREDIT
---------------------------------------------------------------------------------------------------------------
   0      $10,000.00    1,100    1,050      0.00%     $  0.00     $9,000.00     $268.73     $84.64      $0.00
---------------------------------------------------------------------------------------------------------------
   1       10,000.00    1,060    1,200      5.94%      594.34      9,184.09      274.26      84.64       0.00
---------------------------------------------------------------------------------------------------------------
   2       10,594.34    1,200    1,275      2.81%      297.97      9,373.91      279.87      89.67       0.00
---------------------------------------------------------------------------------------------------------------
   3       10,892.31    1,270    1,350      2.83%      308.76      9,563.90      285.54      92.19       0.00
---------------------------------------------------------------------------------------------------------------
   4       11,201.06    1,350    1,250      0.00%        0.00      9,757.24      291.30      94.81       0.00
---------------------------------------------------------------------------------------------------------------
   7       11,201.06                                               9,953.74
---------------------------------------------------------------------------------------------------------------

                                   APPENDIX C

     THE EXAMPLES BELOW ARE INTENDED ONLY TO DEMONSTRATE THE CALCULATION OF THE AVERAGE INDEX INCREASE PERCENTAGE AND ARE NOT INTENDED TO REFLECT PAST PERFORMANCE OR PREDICT FUTURE PERFORMANCE OF THE INDEX. THE S&P 500(R) WILL INCREASE AND DECREASE OVER TIME, AND DURING ANY GIVEN PERIOD OF TIME, MAY REMAIN RELATIVELY CONSTANT, OR MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS. THE AVERAGE INDEX INCREASE PERCENTAGE IS CALCULATED IN ACCORDANCE WITH THE TERMS OF THE CONTRACT, AND WILL NOT CORRESPOND DIRECTLY TO INCREASES (OR DECREASES) IN THE INDEX. THE AMOUNT OF AN AVERAGE INDEX INCREASE PERCENTAGE, IF ANY, FOR A CONTRACT YEAR WILL DEPEND IN PART ON THE TIMING, FREQUENCY, AND AMOUNT OF ANY INCREASES (OR DECREASES) IN THE INDEX DURING THAT CONTRACT YEAR, AND THE SELECTED AVERAGING PERIOD. DEPENDING ON HOW THE INDEX MOVES DURING A CONTRACT YEAR, A PARTICULAR SELECTED AVERAGING PERIOD MAY RESULT IN A HIGHER OR LOWER INDEX INCREASE THAN WOULD A DIFFERENT SELECTED AVERAGING PERIOD.

     The following examples refer to the Hypothetical S&P 500(R) Index Values displayed in the accompanying chart. The Average Index Increase Percentage for an Indexed Account on any Contract Anniversary within a Guaranteed Period equals:

                                   (B) - (A)

                                      (A)

          where

          (a) is the value of the Index on the previous Contract Anniversary;
     and

          (b) is the arithmetic average of the values of the Index on each day that the Exchange is open for business during the Averaging Period ending on the Contract Anniversary.

     EXAMPLE 1: Example 1 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.


-------------------------------------------------------------------------------------------------------------------
     TIME PERIOD (FROM CHART 1)           PERIOD A1           PERIOD A2           PERIOD A3           PERIOD A4
-------------------------------------------------------------------------------------------------------------------
Participation Rate...................     45%       50%       45%       50%       45%       50%       45%       50%
Cap..................................      8%      none        8%      none        8%      none        8%      none
Averaging Period in days.............      90       365        90       365        90       365        90       365
Hypothetical S&P 500(R) Index Value
  at allocation......................  680.00    680.00    680.00    680.00    680.00    680.00    680.00    680.00
Hypothetical S&P 500(R) Index Value
  12 months later....................  680.00    680.00    680.00    680.00    680.00    680.00    680.00    680.00
Arithmetic Average ((b) in above
  formula)...........................  705.00    705.00    713.33    697.08    725.00    764.58    746.67    709.17
Average Index Increase Percentage....   3.68%     3.68%     4.90%     2.51%     6.62%    12.44%     9.80%     4.29%
Index Increase.......................   1.66%     1.84%     2.21%     1.26%     2.98%     6.22%     4.41%     2.15%
-------------------------------------------------------------------------------------------------------------------


     The following graph is intended to illustrate the hypothetical value of the S&P 500 Index of common stocks during four separate twelve month periods.

                                   CNA GRAPH

     THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

     EXAMPLE 2: Example 2 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap, and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.

----------------------------------------------------------------------------------
Participation Rate..........................................        45%        50%
Cap.........................................................         8%       none
Averaging Period in days....................................         90        365
Hypothetical S&P 500(R) Index Value at allocation...........     680.00     680.00
Hypothetical S&P 500(R) Index Value 12 months later.........     691.80     691.80
Arithmetic Average ((b) in above formula)...................     661.76     668.91
Average Index Increase Percentage...........................     -2.68%     -1.63%
Index Increase..............................................      0.00%      0.00%
----------------------------------------------------------------------------------


     The following graph is intended to illustrate the hypothetical value of the S&P 500 Index of common stocks during a twelve month period.

                                   CNA GRAPH

     THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

     EXAMPLE 3: Example 3 assumes that (i) the entire Net Single Premium has been allocated at the indicated time to an Indexed Account with the indicated Index Participation Rate, Cap, and Averaging Period. The Floor is assumed to be 0, and the Guaranteed Period is assumed to be 7 years. Actual Index Participation Rates, Caps, Floors and Averaging Periods currently available under the Contract may be different.


--------------------------------------------------------------------------------
Participation Rate..........................................     45%         50%
Cap.........................................................      8%        none
Averaging Period in days....................................      90         365
Hypothetical S&P 500(R)Index Value at allocation............  680.00      680.00
Hypothetical S&P 500(R)Index Value 12 months later..........  798.00      798.00
Arithmetic Average ((b) in above formula)...................  781.67      717.75
Average Index Increase Percentage...........................  14.95%       5.55%
Index Increase..............................................   6.73%       2.78%
--------------------------------------------------------------------------------

     The following graph is intended to illustrate the hypothetical value of the S&P 500 Index of common stocks during a twelve month period.

                                    CNA LOGO

     THAT PORTION OF REFERENCE VALUE BASED ON INDEX ACCOUNT VALUES IS SUBJECT TO AN INDEX RIDER CHARGE, AND CONTRACT VALUES MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, SURRENDER CHARGES, AND PREMIUM TAX CHARGES. SEE "DESCRIPTION OF THE CONTRACT" AND "CONTRACT CHARGES AND FEES" IN THE PROSPECTUS.

ISSUED BY:

Valley Forge Life Insurance Company
CNA Plaza
Attn: Secretary 43S
Chicago, Illinois 60685

DISTRIBUTED BY:

CNA Investor Services, Inc.
CNA Plaza 34S
Chicago, Illinois 60685

SERVICE CENTER:


Valley Forge Life Insurance


Variable Products Team Company


P.O. Box 305139


Nashville, Tennessee 37230-5139


(Telephone 1-800-262-1755)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                Not applicable

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS


                The Separate Accounts have no officers, directors or employees. The registrant does not indemnify its officers, directors of employees. CNA-Financial Corporation ("CNAFC"), parent of the registrant, indemnifies the registrant's officers, directors and employees in their capacity as such. Most of the registrant's officers, directors and employees are also officers, directors and/or employees of CNAFC.


                CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CNAFC) by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of CNAFC to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses
                (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC. No indemnification is made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to CNAFC unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

              To the extent that any person referred to above is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, CNAFC will indemnify such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. CNAFC may advance to such a person, expenses incurred in defending a civil or criminal action, suit or proceeding as authorized by CNAFC's board of directors upon receipt of an undertaking by (or on behalf of) such person to repay the amount advance unless it is ultimately determined that he is entitled to be indemnified.

              Indemnification and advancement of expenses described above (unless pursuant to a court order) is only made as authorized in the specific case upon a determination that such indemnification or advancement of expenses is proper in the circumstances because he has met the applicable standard of conduct. Such determination must be made by a majority vote of a quorum of CNAFC's board of directors who are not parties to the action, suit or proceeding or by independent legal counsel in a written opinion or by CNAFC's stockholders.

              Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES

              Not applicable.

ITEM 16(a).   EXHIBITS

                 1. Form of Underwriting Agreement between Valley Forge Life Insurance Company (the "Company") and CNA Investor Services, Inc.*
                 3 (i). Articles of Incorporation of Valley Forge Life Insurance Company.*
                  (ii).   By-Laws of Valley Forge Life Insurance Company.*
                 4.       (a)   Form of Single Premium Deferred Modified
                                Guarantee Annuity Certificate.*
                          (b)   Form of Index Rider.*
                          (c)   Form of Qualified Plan Rider.*
                          (d)   Form of Individual Retirement Annuity Rider.*

                         (e) Form of Nursing Home Confinement/Terminal* Medical Condition Rider.
                         (f)     Form of Group Contract*
                         (g)     Form of Individual Certificate*

                 5.      Opinion regarding legality and consent.*

                 10.     Policy Application*
                 23.     (a)     Consent of Sutherland, Asbill & Brennan LLP
                         (b)     Consent of Deloitte & Touche LLP.
                 27.     Financial Data Schedule.

* Incorporated herein by reference to the Form N-4EL/A Registration Statement filed with the Securities and Exchange Commission on August 30, 1996 (File 333-1087).

       (b)      Financial Statement Schedules
                (i)     Schedule III Supplementary Insurance Information
                (ii)    Schedule IV Valuation and Qualifying Accounts and
                        Reserves

                Other schedules are omitted because of the absence of conditions under which they are required or because the information is provided in the Financial Statements or notes thereto.

       (c)      Independent Auditors' Report

 ITEM 17.     UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 13th day of April, 1998.

                                          VALLEY FORGE LIFE INSURANCE COMPANY
                                          (Registrant)



Attest:  /s/ MARY A. RIBIKAWSKIS          By:  /s/ W. JAMES MACGINNITIE
         -----------------------              -------------------------
         Mary A. Ribikawskis                    W. James MacGinnitie
         Assistant Secretary                    Senior Vice President,
                                                Chief Financial
                                                Officer, and Director



        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                               Title                                   Date
--------------------------              ------------------------                ------------------------
s/DENNIS H. CHOOKAZIAN                  Chairman of the Board,                  April 13, 1998
--------------------------              Chief Executive Officer
Dennis H. Chookazian

s/PHILIP L. ENGEL                       President, Director                     April 13, 1998
--------------------------
Philip L. Engel

s/MICHAEL C. GARNER                     Senior Vice President,                  April 13, 1998
--------------------------              Director
Michael C. Garner

s/BERNARD L. HENGESBAUGH                Senior Vice President                   April 13, 1998
--------------------------
Bernard L. Hengesbaugh

s/PETER E. JOKIEL                       Senior Vice President                   April 13, 1998
--------------------------
Peter E. Jokiel

                              SIGNATURES CONTINUED


S/JONATHAN D. KANTOR            Senior Vice President,          April 13, 1998
--------------------------      General Counsel & Secretary
Jonathan D. Kantor              and Director

S/PATRICIA L. KUBERA            Group Vice President,           April 13, 1998
--------------------------      Controller, Director
Patricia L. Kubera

S/W. JAMES MACGINNITIE          Senior Vice President,          April 13, 1998
--------------------------      Chief Financial Officer,
W. James MacGinnitie            Director

S/WILLIAM H. SHARKEY, JR.       Senior Vice President,          April 13, 1998
--------------------------      Director
William H. Sharkey, Jr.